NATIONAL HEALTH INVESTORS, INC.

Senior Notes Issuable in Series

$50,000,000 3.99% Series 2015-1 Tranche A Senior Notes due 2023
$50,000,000 4.33% Series 2015-1 Tranche B Senior Notes due 2025

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NOTE PURCHASE AGREEMENT

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Dated November 3, 2015

4188637

TABLE OF CONTENTS

SECTION    HEADING    PAGE

SECTION 1.	AUTHORIZATION OF NOTES 1

Section 1.1.	Amount; Establishment of Series 1

Section 1.2.	The Series 2015-1 Notes 2

SECTION 2.	SALE AND PURCHASE OF NOTES 3

SECTION 3.	CLOSING 3

SECTION 4.	CONDITIONS TO CLOSING 3

Section 4.1.	Representations and Warranties 3

Section 4.2.	Performance; No Default 4

Section 4.3.	Certificates 4

Section 4.4.	Opinions of Counsel 4

Section 4.5.	Guaranty Agreements 5

Section 4.6.	Purchase Permitted By Applicable Law, Etc 5

Section 4.7.	Sale of Other Notes 5

Section 4.8.	Payment of Special Counsel Fees 5

Section 4.9.	Private Placement Number 5

Section 4.10.	Changes in Corporate Structure 5

Section 4.11.	Funding Instructions 5

Section 4.12.	Consents and Amendments 6

Section 4.13.	Proceedings and Documents 6

SECTION 5.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY 6

Section 5.1.	Existence, Qualification and Power 6

Section 5.2.	Authorization; No Contravention 6

Section 5.3.	Governmental Authorization; Consents 6

Section 5.4.	Binding Effect 6

Section 5.5.	Financial Statements; No Material Adverse Effect 7

Section 5.6.	Litigation 7

Section 5.7.	No Default 7

Section 5.8.	Ownership of Property; Liens 7

Section 5.9.	Environmental Compliance 7

Section 5.10.	Insurance 7

Section 5.11.	Taxes 8

Section 5.12.	ERISA Compliance 8

Section 5.13.	Subsidiaries 9

Section 5.14.	Disclosure 9

Section 5.15.	Compliance with Law 9

Section 5.16.	Margin Regulations; Investment Company Act; Etc 9

Section 5.17.	Solvency 10

Section 5.18.	Permits; Franchises 10

Section 5.19.	Material Agreements 10

Section 5.20.	REIT Status 10

Section 5.21.	Lease Property 10

Section 5.22.	Intellectual Property Matters 11

Section 5.23.	Employee Relations 11

Section 5.24.	Burdensome Provisions 11

Section 5.25.	[Reserved] 11

Section 5.26.	Private Offering by the Company 11

Section 5.27.	Foreign Assets Control Regulations, Etc 11

Section 5.28.	Organization; Power and Authority 13

SECTION 6.	REPRESENTATIONS OF THE PURCHASERS 13

Section 6.1.	Purchase for Investment 13

Section 6.2.	Source of Funds 14

SECTION 7.	GUARANTIES 15

SECTION 8.	PAYMENT AND PREPAYMENT OF THE NOTES 16

Section 8.1.	Maturity 16

Section 8.2.	Optional Prepayments with Make-Whole Amount 16

Section 8.3.	Allocation of Partial Prepayments 16

Section 8.4.	Maturity; Surrender, Etc 16

Section 8.5.	Purchase of Notes 17

Section 8.6.	Make-Whole Amount 17

Section 8.7.	Payments Due on Non-Business Days 18

SECTION 9.	AFFIRMATIVE COVENANTS 19

Section 9.1.	Financial Statements; Budget 19

Section 9.2.	Certificates; Other Information 20

Section 9.3.	Notices 20

Section 9.4.	Payment of Obligations 21

Section 9.5.	Preservation of Existence, Etc 21

Section 9.6.	Maintenance of Properties 21

Section 9.7.	Maintenance of Insurance 21

Section 9.8.	Compliance with Law 21

Section 9.9.	Books and Records 22

Section 9.10.	Inspection Rights 22

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Section 9.11.	Use of Proceeds 22

Section 9.12.	Financial Covenants 22

Section 9.13.	New Subsidiaries 22

Section 9.14.	Compliance with Agreements 23

Section 9.15.	Further Assurances 23

Section 9.16.	Status 23

Section 9.17.	Covenant to Secure Notes 24

Section 9.18.	Most Favored Lender Status 24

Section 9.19.	Information Required by Rule 144A 24

SECTION 10.	NEGATIVE COVENANTS 24

Section 10.1.	Liens 24

Section 10.2.	Investments 26

Section 10.3.	Indebtedness 28

Section 10.4.	Fundamental Changes 30

Section 10.5.	Dispositions 30

Section 10.6.	Change in Nature of Business 31

Section 10.7.	Transactions with Affiliates 31

Section 10.8.	Use of Proceeds; Margin Regulations 31

Section 10.9.	Burdensome Agreements 31

Section 10.10.	Dissolution, Etc 32

Section 10.11.	Sale and Leaseback Transactions (as Lessee) 33

Section 10.12.	Amendments of Certain Agreements 33

Section 10.13.	Restricted Payments 33

Section 10.14.	Accounting Change 33

Section 10.15.	Terrorism Sanctions Regulations 33

SECTION 11.	EVENTS OF DEFAULT 33

SECTION 12.	REMEDIES ON DEFAULT, ETC 36

Section 12.1.	Acceleration 36

Section 12.2.	Other Remedies 36

Section 12.3.	Rescission 37

Section 12.4.	No Waivers or Election of Remedies, Expenses, Etc 37

SECTION 13.	REGISTRATION; EXCHANGE; SUBSTITUTION OF NOTES 37

Section 13.1.	Registration of Notes 37

Section 13.2.	Transfer and Exchange of Notes 38

Section 13.3.	Replacement of Notes 38

SECTION 14.	PAYMENTS ON NOTES 39

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Section 14.1.	Place of Payment 39

Section 14.2.	Home Office Payment 39

SECTION 15.	EXPENSES, INDEMNITY, ETC. 39

Section 15.1.	Transaction Expenses 39

Section 15.2.	Indemnification 40

Section 15.3.	Survival 40

SECTION 16.	SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE AGREEMENT. 41

SECTION 17.	AMENDMENT AND WAIVER. 41

Section 17.1.	Requirements 41

Section 17.2.	Solicitation of Holders of Notes 41

Section 17.3.	Binding Effect, Etc 42

Section 17.4.	Notes Held by Company, Etc 42

SECTION 18.	NOTICES 42

SECTION 19.	REPRODUCTION OF DOCUMENTS 43

SECTION 20.	CONFIDENTIAL INFORMATION. 43

SECTION 21.	SUBSTITUTION OF PURCHASER 44

SECTION 22.	MISCELLANEOUS 45

Section 22.1.	Successors and Assigns 45

Section 22.2.	Accounting Terms 45

Section 22.3.	Severability 46

Section 22.4.	Construction, Etc 46

Section 22.5.	Counterparts 46

Section 22.6.	Governing Law 46

Section 22.7.	Jurisdiction and Process; Waiver of Jury Trial 46

Section 22.8.	Rules of Interpretation 47

Section 22.9.	Accounting for Derivatives 48

Section 22.10.	Transaction References 48

Section 22.11.	Interest 48

SCHEDULE A    —    DEFINED TERMS

SCHEDULE A(1)     —    LIMITED GUARANTORS

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SCHEDULE A(2)      —    SUBSIDIARY GUARANTORS

SCHEDULE 1    —    FORM OF SENIOR NOTES

SCHEDULE 1(a)    —    FORM OF 3.99% SERIES 2015-1 TRANCHE A SENIOR NOTE DUE 2023

SCHEDULE 1(b)    —    FORM OF 4.33% SERIES 2015-1 TRANCHE B SENIOR NOTE DUE 2025

SCHEDULE 4.4     —    FORM OF OPINION OF SPECIAL COUNSEL FOR THE COMPANY, THE
SUBSIDIARY GUARANTORS AND THE LIMITED GUARANTORS

SCHEDULE B    —    INFORMATION RELATING TO PURCHASERS

SCHEDULE 5.12(d)    —    PENSION PLANS

SCHEDULE 5.13    —    SUBSIDIARIES

SCHEDULE 5.21(a)    —    LEASE PROPERTIES

SCHEDULE 5.21(b)    —    UNENCUMBERED LEASE PROPERTIES

SCHEDULE 10.1    —    EXISTING LIENS

SCHEDULE 10.3    —    EXISTING DEBT

EXHIBIT A    —    COMPLIANCE CERTIFICATE

EXHIBIT B    —    FORM OF SUPPLEMENT

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NATIONAL HEALTH INVESTORS, INC.
222 Robert Rose Drive
Murfreesboro, TN 37129
$50,000,000 3.99% Series 2015-1 Tranche A Senior Notes due 2023
$50,000,000 4.33% Series 2015-1 Tranche B Senior Notes due 2025

November 3, 2015
TO EACH OF THE PURCHASERS LISTED IN
SCHEDULE B HERETO:
Ladies and Gentlemen:
National Health Investors, Inc., a Maryland corporation (together with any successor thereto that becomes a party hereto pursuant to Section 10.4, the “Company”), agrees with each of the Purchasers as follows:

SECTION 1.	AUTHORIZATION OF NOTES .

1.1.	Amount; Establishment of Series.
Section 1.1.    Amount; Establishment of Series    . The Company is contemplating the issue and sale of its senior notes (the “Notes”) issuable in series (each a “Series” of Notes) and guaranteed by each of the Subsidiary Guarantors and Limited Guarantors on the terms set forth herein. The Notes will be substantially in the form set out in Schedule 1 or in the form set out in the Supplement for such other Series of Notes, in each case, with such changes therefrom, if any, as may be approved by the purchasers of such Notes, or Series thereof, and the Company.
Each additional Series of Notes, other than the Series 2015-1 Notes (as hereinafter defined), will be issued pursuant to a supplement to this Agreement (a “Supplement”) in substantially the form of Exhibit B, and will be subject to the following terms and conditions:
(a)    additional Series of Notes may be issued and sold only to holders of the Notes outstanding under this Agreement (or Affiliates thereof), in each such holder’s sole and absolute discretion, it being the express understanding and agreement of the parties hereto that no holder of any Note, nor any Affiliate of any such holder, is obligated to make or accept offers to purchase any additional Series of Notes, or to quote rates, spreads or other terms regarding specific purchases of any additional Series of Notes, and the terms of this

Agreement shall not be construed by the Company or any other Person as a commitment by any holder of the Notes or any Affiliate thereof;
(b)    additional Series of Notes may be issued and sold pursuant to this Agreement until the third anniversary of the date of this Agreement (or if such anniversary is not a Business Day, the Business Day next preceding that anniversary);
(c)    the aggregate principal amount of all Notes of additional Series of Notes that may be issued hereunder is $50,000,000;
(d)    the designation of each additional Series of Notes shall distinguish the Notes of one Series from the Notes of all other Series;
(e)    the Notes of each additional Series shall rank pari passu with each other Series of the Notes and at least pari passu with the Company’s other outstanding unsecured and unsubordinated Indebtedness, except for such Indebtedness which is preferred by operation of bankruptcy or other similar laws affecting the rights of creditors generally;
(f)    the Notes of each additional Series shall be dated the date of issue, bear interest at such rate or rates, mature on such date or dates, be subject to such mandatory prepayments on the dates and with the Make-Whole Amounts and other payment amounts, if any, as are agreed to between the Company and the purchasers thereof and provided in the Supplement under which such Notes are issued, and shall have such additional or different conditions precedent to closing and such additional or different representations and warranties or other terms and provisions as shall be specified in such Supplement;
(g)    a closing fee of 10 basis points shall be payable to the purchasers of any additional Series of Notes as a condition to and on the date of issuance of such Notes;
(h)    any additional covenants, Defaults, Events of Defaults, rights or similar provisions that are added by a Supplement for the benefit of such additional Series to be issued pursuant to such Supplement shall apply to all outstanding Notes, whether or not the Supplement so provides; and
(i)    except to the extent provided in Subsection (f) above, all of the provisions of this Agreement shall apply to the Notes of such additional Series.
Section 1.2.    The Series 2015-1 Notes    . The Company will authorize, as the initial Series of Notes hereunder, the issue and sale of (i) $50,000,000 aggregate principal amount of its 3.99% Series 2015-1 Tranche A Senior Notes due November 3, 2023 (as amended, restated or otherwise modified from time to time pursuant to Section 17 and including any such notes issued in substitution therefor pursuant to Section 13, the “Series 2015-1 Tranche A Notes”) and (ii) $50,000,000 aggregate principal amount of its 4.33% Series 2015-1 Tranche B Senior Notes due November 3, 2025 (as amended, restated or otherwise modified from time to time pursuant to Section 17 and including any such notes issued in substitution therefor pursuant to Section 13, the

“Series 2015-1 Tranche B Notes”; and together with the Series 2015-1 Tranche A Notes, the “Series 2015-1 Notes”). The Series 2015-1 Tranche A Notes and the Series 2015-1 Tranche B Notes shall be substantially in the form set out in Schedule 1(a) and Schedule 1(b), respectively. Certain capitalized and other terms used in this Agreement are defined in Schedule A. References to a “Schedule” or “Exhibit” are references to a Schedule or Exhibit attached to this Agreement unless otherwise specified. References to a “Section” are references to a Section of this Agreement unless otherwise specified.

SECTION 2.	SALE AND PURCHASE OF NOTES .
Subject to the terms and conditions of this Agreement, the Company will issue and sell to each Purchaser and each Purchaser will purchase from the Company, at the Closing provided for in Section 3, Series 2015-1 Notes in the principal amount specified opposite such Purchaser’s name in Schedule B at the purchase price of 100% of the principal amount thereof. The Purchasers’ obligations hereunder are several and not joint obligations and no Purchaser shall have any liability to any Person for the performance or non-performance of any obligation by any other Purchaser hereunder.

SECTION 3.	CLOSING .
The sale and purchase of the Series 2015-1 Notes to be purchased by each Purchaser shall occur at the offices of Chapman and Cutler LLP, 111 West Monroe Street, Chicago, Illinois 60603, at 11:00 a.m., New York city time, at a closing (the “Closing”) on November 3, 2015 or on such other Business Day thereafter on or prior to November 6, 2015 as may be agreed upon by the Company and the Purchasers. At the Closing the Company will deliver to each Purchaser the Series 2015-1 Notes to be purchased by such Purchaser in the form of a single Note for each tranche to be so purchased (or such greater number of Notes in denominations of at least $100,000 as such Purchaser may request) dated the date of the Closing and registered in such Purchaser’s name (or in the name of its nominee), against delivery by such Purchaser to the Company or its order of immediately available funds in the amount of the purchase price therefor by wire transfer of immediately available funds as directed by the Company to the Agency Services Clearing Account, account number XXXXXXXXXXXX at Wells Fargo Bank N.A., Charlotte, North Carolina, ABA number 121000248. If at the Closing the Company shall fail to tender such Notes to any Purchaser as provided above in this Section 3, or any of the conditions specified in Section 4 shall not have been fulfilled to such Purchaser’s satisfaction, such Purchaser shall, at its election, be relieved of all further obligations under this Agreement, without thereby waiving any rights such Purchaser may have by reason of any of the conditions specified in Section 4 not having been fulfilled to such Purchaser’s satisfaction or such failure by the Company to tender such Notes.

SECTION 4.	CONDITIONS TO CLOSING .
Each Purchaser’s obligation to purchase and pay for the Notes to be sold to such Purchaser at the Closing is subject to the fulfillment to such Purchaser’s satisfaction, prior to or at the Closing, of the following conditions:
Section 4.1.    Representations and Warranties    . The representations and warranties of the Company in this Agreement shall be correct when made and at the Closing.
Section 4.2.    Performance; No Default    . Each Credit Party shall have performed and complied with all agreements and conditions contained in this Agreement required to be performed or complied with by it prior to or at the Closing. Before and after giving effect to the issue and sale of the Series 2015-1 Notes (and the application of the proceeds thereof as contemplated by Section 9.11), no Default or Event of Default shall have occurred and be continuing.
Section 4.3.    Certificates    .
(a)    Officer’s Certificate. The Company shall have delivered to such Purchaser an Officer’s Certificate, dated the date of the Closing, certifying that the conditions specified in Sections 4.1, 4.2 and 4.10 have been fulfilled.
(b)    Secretary’s Certificate of the Company. The Company shall have delivered to such Purchaser a certificate of its Secretary or Assistant Secretary, dated the date of the Closing, certifying as to (i) the resolutions attached thereto and other corporate proceedings relating to the authorization, execution and delivery of the Series 2015-1 Notes and this Agreement and (ii) the Company’s organizational documents as then in effect.
(c)    Secretary’s Certificate of the Guarantors. Each Subsidiary Guarantor and Limited Guarantor shall have delivered to such Purchaser a certificate of its Secretary or Assistant Secretary, dated the date of the Closing, certifying as to (i) the resolutions attached thereto and other corporate proceedings relating to the authorization, execution and delivery of the Note Documents to which it is a party and (ii) the Company’s organizational documents as then in effect.
(d)    Good Standing Certificates. Each Credit Party shall deliver to such Purchaser a certificate of good standing or existence dated as of a recent date for each Credit Party from the Secretary of State of such Credit Party’s state of formation and each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to be so qualified could not reasonably be expected to have a Material Adverse Effect.

(e)    Certified Articles. Each Credit Party shall deliver to such Purchaser certified copies of the articles or certificate of incorporation, certificate of organization or limited partnership, or other registered organizational documents from the Secretary of State of Company’s state of formation.
Section 4.4.    Opinions of Counsel    . Such Purchaser shall have received opinions in form and substance satisfactory to such Purchaser, dated the date of the Closing (a) from Harwell Howard Hyne Gabbert & Manner, P.C. and Loeb & Loeb PLC, counsel for the Credit Parties, covering the matters set forth in Schedule 4.4 and covering such other matters incident to the transactions contemplated hereby as such Purchaser or its counsel may reasonably request (and the Company hereby instructs its counsel to deliver such opinion to the Purchasers) and (b) from Chapman and Cutler LLP, the Purchasers’ special counsel in connection with such transactions, covering such matters incident to such transactions as such Purchaser may reasonably request.
Section 4.5.    Guaranty Agreements    .
(a)    Subsidiary Guaranty Agreement. Such Purchaser shall have received a Subsidiary Guaranty Agreement duly executed by each Subsidiary Guarantor in form and substance satisfactory to such Purchaser
(b)    Limited Guaranty Agreement. Such Purchaser shall have received a Limited Guaranty Agreement duly executed by each Limited Guarantor in form and substance satisfactory to such Purchaser.
Section 4.6.    Purchase Permitted By Applicable Law, Etc    . On the date of the Closing such Purchaser’s purchase of Series 2015-1 Notes shall (a) be permitted by the laws and regulations of each jurisdiction to which such Purchaser is subject, without recourse to provisions (such as section 1405(a)(8) of the New York Insurance Law) permitting limited investments by insurance companies without restriction as to the character of the particular investment, (b) not violate any applicable law or regulation (including, without limitation, Regulation T, U or X of the Board of Governors of the Federal Reserve System) and (c) not subject such Purchaser to any tax, penalty or liability under or pursuant to any applicable law or regulation, which law or regulation was not in effect on the date hereof. If requested by such Purchaser, such Purchaser shall have received an Officer’s Certificate certifying as to such matters of fact as such Purchaser may reasonably specify to enable such Purchaser to determine whether such purchase is so permitted.
Section 4.7.    Sale of Other Notes    . Contemporaneously with the Closing the Company shall sell to each other Purchaser and each other Purchaser shall purchase the Series 2015-1 Notes to be purchased by it at the Closing as specified in Schedule B.

Section 4.8.    Payment of Special Counsel Fees    . Without limiting Section 15.1, the Company shall have paid on or before the Closing the fees, charges and disbursements of the Purchasers’ special counsel referred to in Section 4.4 to the extent reflected in a statement of such counsel rendered to the Company at least one Business Day prior to the Closing.
Section 4.9.    Private Placement Number    . A Private Placement Number issued by Standard & Poor’s CUSIP Service Bureau (in cooperation with the SVO) shall have been obtained for each tranche of the Series 2015-1 Notes.
Section 4.10.    Changes in Corporate Structure    . The Company shall not have changed its jurisdiction of incorporation or organization, as applicable, or been a party to any merger or consolidation or succeeded to all or any substantial part of the liabilities of any other entity since December 31, 2014.
Section 4.11.    Funding Instructions    . At least three Business Days prior to the date of the Closing, each Purchaser shall have received written instructions signed by a Responsible Officer on letterhead of the Company confirming the information specified in Section 3 including (i) the name and address of the transferee bank, (ii) such transferee bank’s ABA number and (iii) the account name and number into which the purchase price for the Notes is to be deposited.
Section 4.12.    Consents and Amendments. To the extent that any approval or consent is required under the Existing Note Agreement and/or the Credit Agreement for the execution, delivery and performance of the transactions contemplated hereunder, the Company shall have delivered to the Purchasers evidence of such written approval or consent from the requisite holders of the Indebtedness under the Existing Note Agreement and the Credit Agreement.
Section 4.13.    Proceedings and Documents    . All corporate and other proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be satisfactory to such Purchaser and its special counsel, and such Purchaser and its special counsel shall have received all such counterpart originals or certified or other copies of such documents as such Purchaser or such special counsel may reasonably request.

SECTION 5.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY .
The Company represents and warrants to each Purchaser that:
Section 5.1.    Existence, Qualification and Power    . Each Credit Party (a) is duly organized or formed and validly existing under the Applicable Law of the jurisdiction of its incorporation or organization, (b) has all requisite power and authority and all requisite governmental licenses, authorizations, consents and approvals to (i) own its assets and carry on its business and (ii) execute, deliver, and perform its obligations under the Note Documents to which it is a party and consummate the transactions contemplated hereby or thereby, and (c) is duly qualified and is licensed and in good standing under the Applicable Law of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or licenses, except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect.
Section 5.2.    Authorization; No Contravention    . The execution, delivery and performance by each Credit Party of each Note Document to which such Person is party, have been duly authorized by all necessary corporate or other organizational action, and do not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, (i) any Contractual Obligation to which such Person is a party or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; or (c) violate any law.
Section 5.3.    Governmental Authorization; Consents    . No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Credit Party of this Agreement, any other Note Document or the consummation of the transactions contemplated hereby or thereby.
Section 5.4.    Binding Effect    . This Agreement has been, and each other Note Document, when delivered hereunder, will have been, duly executed and delivered by each Credit Party that is party thereto. This Agreement constitutes, and each other Note Document when so delivered will constitute, a legal, valid and binding obligation of such Credit Party, enforceable against each Credit Party that is party thereto in accordance with its terms, except as enforceability may be limited by bankruptcy laws and general principles of equity.
Section 5.5.    Financial Statements; No Material Adverse Effect    .
(a)    The Company has heretofore furnished to the Purchasers (i) the Audited Financial Statements. Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Company and its Subsidiaries as of such dates and for such periods in accordance with GAAP.
(b)    Since the date of the Audited Financial Statements, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

Section 5.6.    Litigation    . There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Company, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against the Company or any of its Subsidiaries or against any of their properties or revenues that (a) purport to affect or pertain to this Agreement, any other Note Document or the transactions contemplated hereby or thereby, or (b) either individually or in the aggregate, if determined adversely, could reasonably be expected to have a Material Adverse Effect (after the application of any proceeds of insurance as to which the insurance carrier has been notified of the potential claim and does not dispute the coverage of such payment).
Section 5.7.    No Default    . Neither the Company nor any Subsidiary is in default under or with respect to any Contractual Obligation that could either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. No Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Note Document.
Section 5.8.    Ownership of Property; Liens    . The Company and each Subsidiary has good and marketable title in fee simple to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The property of the Company and its Subsidiaries is subject to no Liens, other than Permitted Liens.
Section 5.9.    Environmental Compliance    . There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Company, overtly threatened in writing, at law, in equity, in arbitration or before any Governmental Authority, by or against the Company or any of its Subsidiaries or against any of their properties or revenues that allege any material Environmental Liability that could reasonably be expected to have a Material Adverse Effect.
Section 5.10.    Insurance    . The properties of the Company and its Subsidiaries (or, in the case of real property, equipment or other personal property leased to others, their respective lessees) are insured with financially sound and reputable insurance companies not Affiliates of the Company, in such amounts, after giving effect to any self-insurance compatible with the following standards, with such deductibles and covering such risks as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Company or the applicable Subsidiary operates.
Section 5.11.    Taxes    . The Company and its Subsidiaries have filed all Federal, state and other material tax returns and reports required to be filed, and have paid all Federal, state and other material taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings diligently conducted and for which adequate reserves have been provided in accordance with GAAP. There is no proposed tax assessment against the Company or any Subsidiary that would, if made, have a Material Adverse Effect.
Section 5.12.    ERISA Compliance    .
(a)    Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other Federal or state laws. Each Pension Plan which is intended to be a qualified plan under Section 401(a) of the Code as currently in effect has been determined by the Internal Revenue Service to be qualified under Section 401(a) of the Code and the trust related thereto has been determined by the Internal Revenue Service to be exempt from federal income tax under Section 501(a) of the Code. To the best knowledge of the Company, nothing has occurred that would prevent or cause the loss of such tax-qualified status.
(b)    There are no pending or, to the best knowledge of the Company, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.
(c) (i)    No ERISA Event has occurred, and neither the Company nor any ERISA Affiliate is aware of any fact, event or circumstance that could reasonably be expected to constitute or result in an ERISA Event with respect to any Pension Plan; (ii) the Company and each ERISA Affiliate has met all applicable requirements under the Pension Funding Rules in respect of each Pension Plan, and no waiver of the minimum funding standards under the Pension Funding Rules has been applied for or obtained; (iii) as of the most recent valuation date for any Pension Plan, the funding target attainment percentage (as defined in Section 430(d)(2) of the Code) is 60% or higher and neither the Company nor any ERISA Affiliate knows of any facts or circumstances that could reasonably be expected to cause the funding target attainment percentage for any such plan to drop below 60% as of the most recent valuation date; (iv) neither the Company nor any ERISA Affiliate has incurred any liability to the PBGC other than for the payment of premiums, and there are no premium payments which have become due that are unpaid; (v) neither the Company nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or Section 4212(c) of ERISA; and (vi) no Pension Plan has been terminated by the plan administrator thereof nor by the PBGC, and no event or circumstance has occurred or exists that could reasonably be expected to cause the PBGC to institute proceedings under Title IV of ERISA to terminate any Pension Plan.
(d)    Neither the Company nor any ERISA Affiliate maintains or contributes to, or has any unsatisfied obligation to contribute to, or liability under, any active or terminated Pension Plan other than those listed on Schedule 5.12(d) hereto.
(e)    The execution and delivery of this Agreement and the issuance and sale of the Series 2015-1 Notes hereunder will not involve any transaction that is subject to the prohibitions of section 406 of ERISA or in connection with which a tax could be imposed pursuant to section 4975(c)(1)(A)-(D) of the Code. The representation by the Company to each Purchaser in the first sentence of this Section 5.12(e) is made in reliance upon and subject to the accuracy of such Purchaser’s representation in Section 6.2 as to the sources of the funds to be used to pay the purchase price of the Series 2015-1 Notes to be purchased by such Purchaser.
Section 5.13.    Subsidiaries    . As of the Closing Date, the Company has no Subsidiaries other than those specifically disclosed on Schedule 5.13.
Section 5.14.    Disclosure    . The Company has disclosed to the Purchasers all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of any Credit Party in connection with any Note Document to the Purchasers in connection with the transactions contemplated hereby or thereby and the negotiation of this Agreement or delivered hereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading.
Section 5.15.    Compliance with Law    . The Company and each Subsidiary is in compliance in all material respects with the requirements of all Applicable Laws (including, without limitation, as applicable, all Healthcare Laws) and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (a) such requirement of law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted or (b) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
Section 5.16.    Margin Regulations; Investment Company Act; Etc    .

(a)    None of the proceeds of any Note issued hereunder will be used, directly or indirectly, for the purpose of (i) purchasing or carrying any margin stock, (ii) reducing or retiring any Indebtedness which was originally incurred to purchase or carry margin stock (within the meaning of Regulation U issued by the Board of Governors of the Federal Reserve System) or (iii) any other purpose which violates or which would be inconsistent with Regulation U (12 CFR Part 221) or Regulation X (12 CFR Part 224) of the Board of Governors of the Federal Reserve System. Without limitation of the foregoing, at no time shall more than 25% of the value of the assets of the Company and its Subsidiaries on a consolidated basis consist of margin stock.
(b)     Neither the Company nor any Subsidiary is (i) an “investment company”, a company “controlled” by an “investment company,” or an “investment advisor,” in each case as defined in, or subject to regulation under, the Investment Company Act of 1940, as amended, or (ii) otherwise subject to any other regulatory scheme limiting its ability to incur debt under this Agreement or the other Note Documents.
Section 5.17.    Solvency    . Each Credit Party is Solvent after giving effect to the transactions contemplated hereby.
Section 5.18.    Permits; Franchises    . The Company and each Subsidiary possesses, and will hereafter possess, all permits, consents, approvals, franchises and licenses required and rights to all trademarks, trade names, patents, and fictitious names, if any, necessary to or used in the course of business granted to it and enable it to conduct the business in which it is now engaged in compliance with Applicable Law, without known conflict with any trademark, trade names, patents or other proprietary right of any Person where the failure to possess such asset could reasonably be expected to have a Material Adverse Effect.
Section 5.19.    Material Agreements    . There is no existing default or event of default (after the expiration of any applicable grace or cure period) by any Credit Party under any Material Agreement, which might reasonably be expected to give rise to a Material Adverse Effect.
Section 5.20.    REIT Status    . The Company: (a) is a REIT, (b) has not revoked its election to be a REIT, (c) has not engaged in any “prohibited transactions” as defined in Section 856(b)(6)(iii) of the Internal Revenue Code (or any successor provision thereto), and (d) for its current “tax year” as defined in the Internal Revenue Code is and for all prior tax years subsequent to its election to be a REIT has been entitled to a dividends paid deduction which meets the requirements of Section 857 of the Internal Revenue Code.
Section 5.21.    Lease Property    .

(a)    As of the Closing Date, Schedule 5.21(a) is a correct and complete list of each Lease Property of the Company and its Subsidiaries.
(b)    As of the Closing Date, Schedule 5.21(b) is a correct and complete list of each Unencumbered Lease Property with respect to any Credit Party.
(c)     Each of the properties included by the Company in the calculation of Aggregate Total Fixed Asset Value satisfies all of the requirements contained in the definition of Lease Property. Each of the properties included by the Company in the calculation of Aggregate Unencumbered Fixed Asset Value satisfies all of the requirements contained in the definition of Unencumbered Lease Property.
Section 5.22.    Intellectual Property Matters    . Each Credit Party and each Subsidiary thereof owns or possesses rights to use all material franchises, licenses, copyrights, copyright applications, patents, patent rights or licenses, patent applications, trademarks, trademark rights, service mark, service mark rights, trade names, trade name rights, copyrights and other rights with respect to the foregoing which are reasonably necessary to conduct its business. No event has occurred which permits, or after notice or lapse of time or both would permit, the revocation or termination of any such rights, and no Credit Party nor any Subsidiary thereof is liable to any Person for infringement under Applicable Law with respect to any such rights as a result of its business operations.
Section 5.23.    Employee Relations    . No Credit Party or any Subsidiary thereof is party to any collective bargaining agreement or has any labor union been recognized as the representative of its employees. The Company knows of no pending, threatened or contemplated strikes, work stoppage or other collective labor disputes involving its employees or those of its Subsidiaries.
Section 5.24.    Burdensome Provisions    . The Credit Parties and their respective Subsidiaries do not presently anticipate that future expenditures needed to meet the provisions of any statutes, orders, rules or regulations of a Governmental Authority will be so burdensome as to have a Material Adverse Effect. No Subsidiary is party to any agreement or instrument or otherwise subject to any restriction or encumbrance that restricts or limits its ability to make dividend payments or other distributions in respect of its Equity Interests to the Company or any Subsidiary or to transfer any of its assets or properties to the Company or any other Subsidiary in each case other than existing under or by reason of the Note Documents or Applicable Law or as expressly permitted pursuant to Section 10.9.
Section 5.25.    [Reserved]    .

Section 5.26.    Private Offering by the Company    . Neither the Company nor anyone acting on its behalf has offered the Series 2015-1 Notes or any similar Securities for sale to, or solicited any offer to buy the Series 2015-1 Notes or any similar Securities from, or otherwise approached or negotiated in respect thereof with, any Person other than the Purchasers and not more than 10 other Institutional Investors, each of which has been offered the Series 2015-1 Notes at a private sale for investment. Neither the Company nor anyone acting on its behalf has taken, or will take, any action that would subject the issuance or sale of the Series 2015-1 Notes to the registration requirements of section 5 of the Securities Act or to the registration requirements of any Securities or blue sky laws of any applicable jurisdiction.
Section 5.27.    Foreign Assets Control Regulations, Etc    . (a)  Neither the Company nor any Controlled Entity is (i) a Person whose name appears on the list of Specially Designated Nationals and Blocked Persons published by the Office of Foreign Assets Control, United States Department of the Treasury (“OFAC”) (an “OFAC Listed Person”) (ii) an agent, department, or instrumentality of, or is otherwise beneficially owned by, controlled by or acting on behalf of, directly or indirectly, (x) any OFAC Listed Person or (y) any Person, entity, organization, foreign country or regime that is subject to any OFAC Sanctions Program, or (iii) otherwise blocked, subject to sanctions under or engaged in any activity in violation of other United States economic sanctions, including but not limited to, the Trading with the Enemy Act, the International Emergency Economic Powers Act, the Comprehensive Iran Sanctions, Accountability and Divestment Act (“CISADA”) or any similar law or regulation with respect to Iran or any other country, the Sudan Accountability and Divestment Act, any OFAC Sanctions Program, or any economic sanctions regulations administered and enforced by the United States or any enabling legislation or executive order relating to any of the foregoing (collectively, “U.S. Economic Sanctions”) (each OFAC Listed Person and each other Person, entity, organization and government of a country described in clause (i), clause (ii) or clause (iii), a “Blocked Person”). Neither the Company nor any Controlled Entity has been notified that its name appears or may in the future appear on a state list of Persons that engage in investment or other commercial activities in Iran or any other country that is subject to U.S. Economic Sanctions.
(b)    No part of the proceeds from the sale of the Series 2015-1 Notes hereunder constitutes or will constitute funds obtained on behalf of any Blocked Person or will otherwise be used by the Company or any Controlled Entity, directly or indirectly, (i) in connection with any investment in, or any transactions or dealings with, any Blocked Person, or (ii) otherwise in violation of U.S. Economic Sanctions.
(c)    Neither the Company nor any Controlled Entity (i) has been found in violation of, charged with, or convicted of, money laundering, drug trafficking, terrorist-related activities or other money laundering predicate crimes under the Currency and Foreign Transactions Reporting

Act of 1970 (otherwise known as the Bank Secrecy Act), the USA PATRIOT Act or any other United States law or regulation governing such activities (collectively, “Anti-Money Laundering Laws”) or any U.S. Economic Sanctions violations, (ii) to the Company’s actual knowledge after making due inquiry, is under investigation by any Governmental Authority for possible violation of Anti-Money Laundering Laws or any U.S. Economic Sanctions violations, (iii) has been assessed civil penalties under any Anti-Money Laundering Laws or any U.S. Economic Sanctions, or (iv) has had any of its funds seized or forfeited in an action under any Anti-Money Laundering Laws. The Company has established procedures and controls which it reasonably believes are adequate (and otherwise comply with applicable law) to ensure that the Company and each Controlled Entity is and will continue to be in compliance with all applicable current and future Anti-Money Laundering Laws and U.S. Economic Sanctions.
(d)    (1)    Neither the Company nor any Controlled Entity (i) has been charged with, or convicted of bribery or any other anti-corruption related activity under any applicable law or regulation in a U.S. or any non-U.S. country or jurisdiction, including but not limited to, the U.S. Foreign Corrupt Practices Act and the U.K. Bribery Act 2010 (collectively, “Anti-Corruption Laws”), (ii) to the Company’s actual knowledge after making due inquiry, is under investigation by any U.S. or non-U.S. Governmental Authority for possible violation of Anti-Corruption Laws, (iii) has been assessed civil or criminal penalties under any Anti-Corruption Laws or (iv) has been or is the target of sanctions imposed by the United Nations or the European Union;
(2)    To the Company’s actual knowledge after making due inquiry, neither the Company nor any Controlled Entity has, within the last five years, directly or indirectly offered, promised, given, paid or authorized the offer, promise, giving or payment of anything of value to a Governmental Official or a commercial counterparty for the purposes of: (i) influencing any act, decision or failure to act by such Governmental Official in his or her official capacity or such commercial counterparty, (ii) inducing a Governmental Official to do or omit to do any act in violation of the Governmental Official’s lawful duty, or (iii) inducing a Governmental Official or a commercial counterparty to use his or her influence with a government or instrumentality to affect any act or decision of such government or entity; in each case in order to obtain, retain or direct business or to otherwise secure an improper advantage in violation of any applicable law or regulation or which would cause any holder to be in violation of any law or regulation applicable to such holder; and
(3)    No part of the proceeds from the sale of the Series 2015-1 Notes hereunder will be used, directly or indirectly, for any improper payments, including bribes, to any Governmental Official or commercial counterparty in order to obtain, retain or direct business or obtain any improper advantage. The Company has established procedures and controls which it reasonably believes are adequate (and otherwise comply with applicable law) to ensure that the

Company and each Controlled Entity is and will continue to be in compliance with all applicable current and future Anti-Corruption Laws.
Section 5.28.    Organization; Power and Authority    . The Series 2015-1 Notes are not of the same class as securities of the Company, if any, listed on a national securities exchange, registered under Section 6 of the Exchange Act or quoted in a U.S. automated inter-dealer quotation system.

SECTION 6.	REPRESENTATIONS OF THE PURCHASERS .
Section 6.1.    Purchase for Investment    . Each Purchaser severally represents that it is purchasing the Series 2015-1 Notes for its own account or for one or more separate accounts maintained by such Purchaser or for the account of one or more pension or trust funds and not with a view to the distribution thereof, provided that the disposition of such Purchaser’s or their property shall at all times be within such Purchaser’s or their control. Each Purchaser understands that the Series 2015-1 Notes have not been registered under the Securities Act and may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, except under circumstances where neither such registration nor such an exemption is required by law, and that the Company is not required to register the Series 2015-1 Notes. Each Purchaser severally represents that (i) it has conducted its own investigation of the Company and the terms of the Series 2015-1 Notes, (ii) it has had access to the Audited Financial Statements and such other financial and other information as it deems necessary to make its decision to purchase the Series 2015-1 Notes, (iii) has been offered the opportunity to conduct such review and analysis of the business, assets, condition, operations and prospects of the Company and the Series 2015-1 Notes and to ask questions of management of the Company and received answers thereto, each as it deemed necessary in connection with the decision to purchase the Series 2015-1 Notes. Each Purchaser further severally represents and acknowledges that it has had such opportunity to consult with its own counsel, financial and tax advisors and other professional advisers as it believes is sufficient for purposes of the purchase of the Series 2015-1 Notes and that it can bear the economic risk and complete loss of its investment in the Series 2015-1 Notes and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment contemplated hereby. Each Purchaser severally represents that it is an institutional accredited investor as defined in Regulation D under the Securities Act.
Section 6.2.    Source of Funds    . Each Purchaser severally represents that at least one of the following statements is an accurate representation as to each source of funds (a “Source”) to be used by such Purchaser to pay the purchase price of the Series 2015-1 Notes to be purchased by such Purchaser hereunder:

(a)    the Source is an “insurance company general account” (as the term is defined in the United States Department of Labor’s Prohibited Transaction Exemption (“PTE”) 95-60) in respect of which the reserves and liabilities (as defined by the annual statement for life insurance companies approved by the NAIC (the “NAIC Annual Statement”)) for the general account contract(s) held by or on behalf of any employee benefit plan together with the amount of the reserves and liabilities for the general account contract(s) held by or on behalf of any other employee benefit plans maintained by the same employer (or affiliate thereof as defined in PTE 95-60) or by the same employee organization in the general account do not exceed 10% of the total reserves and liabilities of the general account (exclusive of separate account liabilities) plus surplus as set forth in the NAIC Annual Statement filed with such Purchaser’s state of domicile; or
(b)    the Source is a separate account that is maintained solely in connection with such Purchaser’s fixed contractual obligations under which the amounts payable, or credited, to any employee benefit plan (or its related trust) that has any interest in such separate account (or to any participant or beneficiary of such plan (including any annuitant)) are not affected in any manner by the investment performance of the separate account; or
(c)    the Source is either (i) an insurance company pooled separate account, within the meaning of PTE 90-1 or (ii) a bank collective investment fund, within the meaning of the PTE 91-38 and, except as disclosed by such Purchaser to the Company in writing pursuant to this clause (c), no employee benefit plan or group of plans maintained by the same employer or employee organization beneficially owns more than 10% of all assets allocated to such pooled separate account or collective investment fund; or
(d)    the Source constitutes assets of an “investment fund” (within the meaning of Part VI of PTE 84-14 (the “QPAM Exemption”)) managed by a “qualified professional asset manager” or “QPAM” (within the meaning of Part VI of the QPAM Exemption), no employee benefit plan’s assets that are managed by the QPAM in such investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Part VI(c)(1) of the QPAM Exemption) of such employer or by the same employee organization and managed by such QPAM, represent more than 20% of the total client assets managed by such QPAM, the conditions of Part I(c) and (g) of the QPAM Exemption are satisfied, neither the QPAM nor a person controlling or controlled by the QPAM maintains an ownership interest in the Company that would cause the QPAM and the Company to be “related” within the meaning of Part VI(h) of the QPAM Exemption and (i) the identity of such QPAM and (ii) the names of any employee benefit plans whose assets in the investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Part VI(c)(1) of the QPAM Exemption) of such employer or by the same employee organization, represent 10% or more of the assets of such investment fund, have been disclosed to the Company in writing pursuant to this clause (d);or
(e)    the Source constitutes assets of a “plan(s)” (within the meaning of Part IV(h) of PTE 96-23 (the “INHAM Exemption”)) managed by an “in-house asset manager” or “INHAM” (within the meaning of Part IV(a) of the INHAM Exemption), the conditions of Part I(a), (g) and (h) of the INHAM Exemption are satisfied, neither the INHAM nor a person controlling or controlled by the INHAM (applying the definition of “control” in Part IV(d)(3) of the INHAM Exemption) owns a 10% or more interest in the Company and (i) the identity of such INHAM and (ii) the name(s) of the employee benefit plan(s) whose assets constitute the Source have been disclosed to the Company in writing pursuant to this clause (e); or
(f)    the Source is a governmental plan; or
(g)    the Source is one or more employee benefit plans, or a separate account or trust fund comprised of one or more employee benefit plans, each of which has been identified to the Company in writing pursuant to this clause (g); or
(h)    the Source does not include assets of any employee benefit plan, other than a plan exempt from the coverage of ERISA.
As used in this Section 6.2, the terms “employee benefit plan,” “governmental plan,” and “separate account” shall have the respective meanings assigned to such terms in section 3 of ERISA.

SECTION 7.	GUARANTIES .
All Obligations of the Company to the holders of the Notes shall be Guaranteed jointly and severally by each Subsidiary of the Company (other than any Excluded Subsidiaries), as evidenced by and subject to the terms of guaranties in form and substance satisfactory to the holders of the Notes; provided that non-Wholly Owned Subsidiaries of the Company may be Limited Guarantors subject to compliance with Section 9.13(a)(i). To the extent that any Subsidiary is designated as an Excluded Subsidiary in accordance with the definition of Excluded Subsidiary or the release of a Subsidiary is otherwise approved by the Required Holders in accordance with Section 17.1, the holders of the Notes, promptly upon such designation or approval shall, at the Company’s cost and expense, execute and deliver a release of such Subsidiary from the Subsidiary Guaranty Agreement or the Limited Guaranty Agreement, as applicable.

SECTION 8.	PAYMENT AND PREPAYMENT OF THE NOTES .
Section 8.1.    Maturity    . As provided therein, the entire unpaid principal balance of each Series 2015-1 Tranche A Senior Note and Series 2015-1 Tranche B Senior Note shall be due and payable on the Maturity Date thereof.
Section 8.2.    Optional Prepayments with Make-Whole Amount    . The Company may, at its option, upon notice as provided below, prepay at any time all, or from time to time any part of, the Notes, in an amount not less than $1,000,000 in the case of a partial prepayment, at 100% of the principal amount so prepaid, and the Make-Whole Amount determined for the prepayment date with respect to such principal amount. The Company will give each holder of Notes written notice of each optional prepayment under this Section 8.2 not less than ten days and not more than 60 days prior to the date fixed for such prepayment unless the Company and the Required Holders agree to another time period pursuant to Section 17. Each such notice shall specify such date (which shall be a Business Day), the aggregate principal amount of the Notes to be prepaid on such date, the principal amount of each Note held by such holder to be prepaid (determined in accordance with Section 8.3), and the interest to be paid on the prepayment date with respect to such principal amount being prepaid, and shall be accompanied by a certificate of a Senior Financial Officer as to the estimated Make-Whole Amount due in connection with such prepayment (calculated as if the date of such notice were the date of the prepayment), setting forth the details of such computation. Two Business Days prior to such prepayment, the Company shall deliver to each holder of Notes a certificate of a Senior Financial Officer specifying the calculation of such Make-Whole Amount as of the specified prepayment date.
Section 8.3.    Allocation of Partial Prepayments    . In the case of each partial prepayment of the Notes pursuant to Section 8.2, the principal amount of the Notes to be prepaid shall be allocated among all of the Notes at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof not theretofore called for prepayment.
In the case of any partial prepayment of any additional Series of Notes pursuant to Section 8.2, such prepayment shall be allocated among the Notes of such Series as set forth in the Supplement pursuant to which such Notes are issued.
Section 8.4.    Maturity; Surrender, Etc    . In the case of each optional prepayment of Notes pursuant to this Section 8, the principal amount of each Note to be prepaid shall mature and become due and payable on the date fixed for such prepayment, together with interest on such principal amount accrued to such date and the applicable Make-Whole Amount, if any. From and after such date, unless the Company shall fail to pay such principal amount when so due and payable, together with the interest and Make-Whole Amount, if any, as aforesaid, interest on such principal amount shall cease to accrue. Any Note paid or prepaid in full shall be surrendered to the Company and cancelled and shall not be reissued, and no Note shall be issued in lieu of any prepaid principal amount of any Note.
Section 8.5.    Purchase of Notes    . The Company will not and will not permit any Affiliate to purchase, redeem, prepay or otherwise acquire, directly or indirectly, any of the outstanding Notes except upon the payment or prepayment of the Notes in accordance with this Agreement and the Notes. The Company will promptly cancel all Notes acquired by it or any Affiliate pursuant to any payment or prepayment of Notes pursuant to this Agreement and no Notes may be issued in substitution or exchange for any such Notes.
Section 8.6.    Make-Whole Amount    .
“Make-Whole Amount” means, with respect to any Note, an amount equal to the excess, if any, of the Discounted Value of the Remaining Scheduled Payments with respect to the Called Principal of such Note over the amount of such Called Principal, provided that the Make-Whole Amount may in no event be less than zero. For the purposes of determining the Make-Whole Amount, the following terms have the following meanings:
“Called Principal” means, with respect to any Note, the principal of such Note that is to be prepaid pursuant to Section 8.2 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.
“Discounted Value” means, with respect to the Called Principal of any Note, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on the Notes is payable) equal to the Reinvestment Yield with respect to such Called Principal.
“Reinvestment Yield” means, with respect to the Called Principal of any Note, 0.50% over the yield to maturity implied by the yield(s) reported as of 10:00 a.m. (New York City time) on the second Business Day preceding the Settlement Date with respect to such Called Principal, on the display designated as “Page PX1” (or such other display as may replace Page PX1) on Bloomberg Financial Markets for the most recently issued actively traded on-the-run U.S. Treasury securities (“Reported”) having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date. If there are no such U.S. Treasury securities Reported having a maturity equal to such Remaining Average Life, then such implied yield to maturity will be determined by (a) converting U.S. Treasury bill quotations to bond equivalent yields in accordance with accepted financial practice and (b) interpolating linearly between the yields Reported for the applicable most recently issued actively traded on-the-run U.S. Treasury securities with the maturities (1) closest to and greater than such Remaining Average Life and (2) closest to and less than such Remaining Average Life. The Reinvestment Yield shall be rounded to the number of decimal places as appears in the interest rate of the applicable Note.
If such yields are not Reported or the yields Reported as of such time are not ascertainable (including by way of interpolation), then “Reinvestment Yield” means, with respect to the Called Principal of any Note, 0.50% over the yield to maturity implied by the U.S. Treasury constant maturity yields reported, for the latest day for which such yields have been so reported as of the second Business Day preceding the Settlement Date with respect to such Called Principal, in Federal Reserve Statistical Release H.15 (or any comparable successor publication) for the U.S. Treasury constant maturity having a term equal to the Remaining Average Life of such Called Principal as of such Settlement Date. If there is no such U.S. Treasury constant maturity having a term equal to such Remaining Average Life, such implied yield to maturity will be determined by interpolating linearly between (1) the U.S. Treasury constant maturity so reported with the term closest to and greater than such Remaining Average Life and (2) the U.S. Treasury constant maturity so reported with the term closest to and less than such Remaining Average Life. The Reinvestment Yield shall be rounded to the number of decimal places as appears in the interest rate of the applicable Note.
“Remaining Average Life” means, with respect to any Called Principal, the number of years obtained by dividing (i) such Called Principal into (ii) the sum of the products obtained by multiplying (a) the principal component of each Remaining Scheduled Payment with respect to such Called Principal by (b) the number of years, computed on the basis of a 360-day year composed of twelve 30-day months and calculated to two decimal places, that will elapse between the Settlement Date with respect to such Called Principal and the scheduled due date of such Remaining Scheduled Payment.
“Remaining Scheduled Payments” means, with respect to the Called Principal of any Note, all payments of such Called Principal and interest thereon that would be due after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date, provided that if such Settlement Date is not a date on which interest payments are due to be made under the Notes, then the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued to such Settlement Date and required to be paid on such Settlement Date pursuant to Section 8.4 or Section 12.1.

“Settlement Date” means, with respect to the Called Principal of any Note, the date on which such Called Principal is to be prepaid pursuant to Section 8.2 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires.
Section 8.7.    Payments Due on Non-Business Days    . Anything in this Agreement or the Notes to the contrary notwithstanding, (x) subject to clause (y), any payment of interest on any Note that is due on a date that is not a Business Day shall be made on the next succeeding Business Day without including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day; and (y) any payment of principal of or Make-Whole Amount on any Note (including principal due on the Maturity Date of such Note) that is due on a date that is not a Business Day shall be made on the next succeeding Business Day and shall include the additional days elapsed in the computation of interest payable on such next succeeding Business Day.

SECTION 9.	AFFIRMATIVE COVENANTS .
So long as any of the Notes are outstanding, the Company shall, and shall (except in the case of the covenants set forth in Sections 9.1, 9.2, 9.3, 9.11 and 9.16) cause each Subsidiary to, unless otherwise consented to by the Required Holders:
Section 9.1.    Financial Statements; Budget    . Deliver the following to each holder of a Note, in form and detail satisfactory to the Required Holders:
(a)     as soon as available, but in any event within 120 days after the end of each fiscal year of the Company, a consolidated and, if requested by the Required Holders, consolidating, balance sheet of the Company and its Subsidiaries as at the end of such fiscal year, and the related consolidated and consolidating statements of income or operations, retained earnings and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, and, in the case of such consolidated statements, audited and accompanied by a report and opinion of BDO USA, LLP or another independent certified public accountant reasonably acceptable to the Required Holders, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any qualification or exception and accompanied by a certificate of the chief executive officer, chief financial officer or chief accounting officer of the Company stating that no Event of Default was discovered or occurred during the examination of the Company;
(b)    as soon as available, but in any event within 45 days after the end of each of the first three fiscal quarters of each fiscal year of the Company, a consolidated balance sheet of the Company and its Subsidiaries as at the end of such fiscal quarter, and the related consolidated and consolidating statements of income or operations and retained earnings for such fiscal quarter and for the portion of the Company’s fiscal year then ended, setting forth in each case in comparative form the figures for the corresponding fiscal quarter of the previous fiscal year and the corresponding portion of the previous fiscal year, all in reasonable detail and certified by a Responsible Officer of the Company as fairly presenting the financial condition, results of operations and shareholders’ equity of the Company and its Subsidiaries in accordance with GAAP, subject only to normal year-end audit adjustments and the absence of footnotes;
(c)    as soon as available, but in any event not later than the last Business Day of each fiscal year of the Company, a budget of the Company and its Subsidiaries on a consolidated basis consisting of a consolidated statement of income, statement of cash flows and consolidated balance sheet for the upcoming fiscal year; and
(d)    simultaneously with the delivery of each set of financial statements referred to in clauses (a) and (b) above, consolidating statements of income (or operations) and cash flow and consolidating balance sheets prepared by management of the Company reflecting the assets, liabilities and results of operations of such non-Wholly Owned Subsidiaries.
Section 9.2.    Certificates; Other Information    . Deliver to each holder of a Note each of the following, in form and detail satisfactory to the Required Holders:
(a)    concurrently with the delivery of the financial statements referred to in Sections 9.1(a) and (b), a duly completed Compliance Certificate signed by a Responsible Officer of the Company;
(b)    promptly after any request by any holder of a Note, copies of any audit reports, management letters or recommendations submitted to the board of directors (or the audit committee of the board of directors) of the Company by independent accountants in connection with the accounts or books of the Company or any Subsidiary, or any audit of any of them;
(c)     promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Company, and copies of all annual, regular, periodic and special reports and registration statements which the Company may file or be required to file with the Securities and Exchange Commission under Section 13 or 15(d) of the Securities Exchange Act of 1934, and not otherwise required to be delivered to the holders of the Notes pursuant hereto;

(d)    in the event any additional Series of Notes is proposed to be issued under this Agreement, promptly, and in any event within five Business Days after execution and delivery thereof, a true copy of the Supplement pursuant to which such Notes are to be, or were, issued; and
(e)     promptly, such additional information regarding the business, financial or corporate affairs of the Company or any Subsidiary, or compliance with the terms of the Note Documents, as any holder of a Note may from time to time reasonably request.
Section 9.3.    Notices    . Promptly notify each holder of a Note:
(a)    of the existence of any Default;
(b)     of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect, including (i) breach or non-performance of, or any default under, a Contractual Obligation of the Company or any Subsidiary; (ii) any dispute, litigation, investigation, proceeding or suspension between the Company or any Subsidiary and any Governmental Authority; or (iii) the commencement of, or any material development in, any litigation or proceeding affecting the Company or any Subsidiary, including pursuant to any applicable Environmental Laws;
(c)     of the occurrence of any ERISA Event; and
(d)     of any material change in accounting policies or financial reporting practices by the Company or any Subsidiary.
Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of the Company setting forth details of the occurrence referred to therein and stating what action (if any) the Company has taken and proposes to take with respect thereto. Each notice pursuant to Section 9.3(a) shall describe with particularity any and all provisions of this Agreement and any other Note Document that have been breached.
Section 9.4.    Payment of Obligations    . Pay and discharge prior to delinquency all its obligations and liabilities, including (a) all tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings diligently conducted and adequate reserves in accordance with GAAP are being maintained by the Company or such Subsidiary; (b) all lawful claims which, if unpaid, would by law become a Lien upon its property (other than Permitted Liens); and (c) all Material Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness.

Section 9.5.    Preservation of Existence, Etc    . (a) Preserve, renew and maintain in full force and effect its legal existence and good standing (or the local equivalent) under the laws of the jurisdiction of its organization, except (x) in a transaction permitted by Section 10.4 or 10.5 or (y) in the case of good standing (or the local equivalent), to the extent the failure to do so could not reasonably be expected to have a Material Adverse Effect; (b) take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) preserve or renew all of its registered patents, trademarks, trade names and service marks, if any, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.
Section 9.6.    Maintenance of Properties    . (a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear excepted; (b) make all necessary repairs thereto and renewals and replacements thereof, except where the failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) use the standard of care typical in the industry in the operation and maintenance of its facilities.
Section 9.7.    Maintenance of Insurance    . Maintain with financially sound and reputable insurance companies not Affiliates of the Company (or, in the case of real property, equipment or other personal property leased to others, cause its lessees to maintain) insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance compatible with the following standards) as are customarily carried under similar circumstances by such other Persons.
Section 9.8.    Compliance with Law    . Comply in all material respects with the requirements of all Applicable Law (including, without limitation, as applicable, all Healthcare Laws), and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (i) such requirement of law or order, writ, injunction or decree is being contested in good faith by appropriate proceedings diligently conducted; or (ii) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.
Section 9.9.    Books and Records    . (a) Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Company or such Subsidiary, as the case may be; and (b) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Company or such Subsidiary, as the case may be.

Section 9.10.    Inspection Rights    . Permit representatives and independent contractors of any holder of a Note to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and independent public accountants, all at the expense of the Company and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Company; provided, however, that (i) when no Default exists, only one such inspection shall be done at the expense of the Company per calendar year, and (ii) when a Default exists any holder of a Note (or any of its representatives or independent contractors) may do any of the foregoing at the expense of the Company at any time during normal business hours, as often as may be desired, with reasonable advance notice to the Company.
Section 9.11.    Use of Proceeds    . Use the proceeds of the Notes (a) to refinance existing Indebtedness and (b) for general corporate purposes (including (i) working capital and (ii) other permitted Investments) not in contravention of Section 10.8, any law or any other provision of this Agreement or any other Note Document.
Section 9.12.    Financial Covenants    .
(a)    Maximum Consolidated Total Leverage Ratio. Maintain at all times a Consolidated Total Leverage Ratio not greater than 0.50 to 1.00.
(b)    Minimum Consolidated Fixed Charge Coverage Ratio. Maintain at all times, a Consolidated Fixed Charge Coverage Ratio of not less than 2.00 to 1.00.
(c)    Minimum Consolidated Tangible Net Worth. Maintain at all times a Consolidated Tangible Net Worth of at least (i) $650,000,000 plus (ii) eighty-five percent (85%) of the net cash proceeds from any equity offering conducted on or after the Closing Date.
(d)    Minimum Consolidated Unencumbered Fixed Asset Coverage Ratio. Maintain a Consolidated Unencumbered Fixed Asset Coverage Ratio at all times of not less than 1.67 to 1.00.
Section 9.13.    New Subsidiaries    . As soon as practicable but in any event within 10 Business Days following, (i) in the case of clause (a) and (b), (A) the acquisition or creation of any Subsidiary (other than any Excluded Subsidiary) or (B) pursuant to the requirements of the definition of Excluded Subsidiary, any Subsidiary which was an Excluded Subsidiary no longer meeting the requirements of an Excluded Subsidiary and (ii) in the case of clause (c), the Required Holder’s request therefor, cause to be delivered to the holders of the Notes each of the following:

(a) (i)    with respect to any non-Wholly Owned Subsidiary, a Limited Guaranty Agreement or, if applicable, a Limited Guaranty Joinder Agreement or (ii) with respect to any Wholly Owned Subsidiary, a Subsidiary Guaranty Joinder Agreement, in each case executed and delivered by such Subsidiary;
(b)    current copies of the Organization Documents of such Subsidiary and resolutions of the board of directors, or equivalent governing body, of such Subsidiary, together with such other documents and certificates as the Required Holders or their counsel may reasonably request relating to the organization, existence and good standing (or the local equivalent) of such Subsidiary, the authorization of the transactions contemplated by the Note Documents and any other legal matters relating to such Subsidiary, the Note Documents or the transactions contemplated thereby; and
(c)    to the extent requested by the Required Holders, an opinion of counsel to such Subsidiary, addressed to the holders of the Notes, in form and substance reasonably acceptable to the Required Holders.
Section 9.14.    Compliance with Agreements    . Comply in all respects with each term, condition and provision of all leases, agreements and other instruments entered into in the conduct of its business including, without limitation, any Material Agreement, except to the extent that the failure to do so could not reasonably be expected to have a Material Adverse Effect.
Section 9.15.    Further Assurances    . At the Company’s cost and expense, upon request of the Required Holders, duly execute and deliver or cause to be duly executed and delivered, to the holders of the Notes such further instruments, documents and certificates, and do and cause to be done such further acts that may be reasonably necessary or advisable in the reasonable opinion of the Required Holders to carry out more effectively the provisions and purposes of this Agreement and the other Note Documents.
Section 9.16.    Status    .
(a)    Maintain the Company’s status as a REIT such that (i) all of the representations and warranties set forth in clauses (a), (b) and (d) of Section 5.20 shall remain true and correct at all times and (ii) all of the representations and warranties set forth in clause (c) of Section 5.20 shall remain true and correct in all material respects.
(b)    Do or cause to be done all things necessary to maintain the listing of the Company’s Equity Interest on the New York Stock Exchange, the American Stock Exchange or the Nasdaq National Market System (or any successor thereof).

Section 9.17.    Covenant to Secure Notes    . If the Company or any Subsidiary shall create or assume any Lien upon any of its property or assets, whether now owned or hereafter acquired, to secure the Indebtedness under any Material Credit Facility, the Company will make or cause to be made effective provision whereby the Notes (and any related guarantees) will be secured by such Lien equally and ratably with any and all Indebtedness thereby secured so long as any such Indebtedness shall be so secured.
Section 9.18.    Most Favored Lender Status    . If the Company or any Subsidiary enters into, assumes or otherwise becomes bound or obligated under any agreement creating, evidencing or governing any Material Credit Facility containing one or more Additional Covenants or Additional Defaults, or amends or otherwise modifies any agreement creating, evidencing or governing such Material Credit Facility to include any Additional Covenants or Additional Defaults, then the terms of this Agreement shall, without any further action on the part of the Company or any of the holders of the Notes, be deemed to be amended automatically to include each Additional Covenant and each Additional Default contained in such agreement. The Company further covenants to promptly execute and deliver at its expense (including the fees and expenses of counsel for the holders of the Notes) an amendment to this Agreement in form and substance satisfactory to the Required Holders evidencing the amendment of this Agreement to include such Additional Covenants and Additional Defaults, provided that the execution and delivery of such amendment shall not be a precondition to the effectiveness of such amendment as provided for in this Section 9.18, but shall merely be for the convenience of the parties hereto.
Section 9.19.    Information Required by Rule 144A    . The Company will, upon the request of the holder of any Note, provide such holder, and any qualified institutional buyer designated by such holder, such financial and other information as such holder may reasonably determine to be necessary in order to permit compliance with the information requirements of Rule 144A under the Securities Act in connection with the resale of Notes, except at such times as the Company is subject to and in compliance with the reporting requirements of section 13 or 15(d) of the Exchange Act. For the purpose of this Section 9.19, the term “qualified institutional buyer” shall have the meaning specified in Rule 144A under the Securities Act.

SECTION 10.	NEGATIVE COVENANTS .
So long as any of the Notes are outstanding, the Company shall not, nor shall it permit any Subsidiary to, directly or indirectly, without the consent of the Required Holders:
Section 10.1.    Liens    . Create, incur, assume or suffer to exist, any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired, other than the following:

(a)    Liens in favor of the holders of the Notes or any collateral agent for such holders;
(b)    Liens with respect to the payment of taxes, assessments or governmental charges in each case that are not yet due or that are being contested in good faith by appropriate proceedings and with respect to which adequate reserves or other appropriate provisions are being maintained to the extent required by GAAP;
(c)    Liens of landlords arising by statute and Liens of suppliers, mechanics, carriers, materialmen, warehousemen or workmen and other similar Liens, in each case (i) imposed by law or arising in such Person’s Ordinary Course of Business, (ii) for amounts not yet due or that are being contested in good faith by appropriate proceedings, and (iii) with respect to which adequate reserves or other appropriate provisions are being maintained to the extent required by GAAP;
(d)    deposits made in such Person’s Ordinary Course of Business in connection with workers’ compensation or unemployment insurance, or other types of social security benefits or to secure the performance of bids, tenders, sales, contracts (other than for the repayment of borrowed money) and surety, appeal, customs or performance bonds-entered into in such Person’s Ordinary Course of Business;
(e)    encumbrances arising by reason of zoning restrictions, easements, licenses, reservations, covenants, rights-of-way, utility easements, building restrictions and other similar encumbrances on the use of real property not materially detracting from the value of such real property or not materially interfering with the ordinary conduct of the business conducted and proposed to be conducted at such real property;
(f)    encumbrances arising under leases or subleases of real property that do not, in the aggregate, materially detract from the value of such real property or interfere with the ordinary conduct of the business conducted and proposed to be conducted at such real property;
(g)    financing statements with respect to a lessor’s rights in and to personal property leased to such Person in such Person’s Ordinary Course of Business other than through a Capitalized Lease;
(h)    judgment Liens in existence for less than 45 days after the entry thereof or with respect to which execution has been stayed or the payment of which is covered in full (subject to a customary deductible) by insurance maintained with nationally recognized insurance companies and which do not otherwise result in a Default;

(i)    Liens consisting of rights of set-off of a customary nature or bankers’ liens on an amount of deposit, whether arising by contract or operation of law, incurred in such Person’s Ordinary Course of Business so long as such deposits are not intended as collateral for any obligation that constitutes Indebtedness;
(j)    Liens securing Indebtedness permitted under Section 10.3(f); provided that (i) such Liens shall be created substantially simultaneously with the acquisition, repair, improvement or lease, as applicable, of the related property, (ii) such Liens do not at any time encumber any property other than the property financed by such Indebtedness, (iii) the amount of Indebtedness secured thereby is not increased and (iv) the principal amount of Indebtedness secured by any such Lien shall at no time exceed one hundred percent (100%) of the original price for the purchase, repair improvement or lease amount (as applicable) of such property at the time of purchase, repair, improvement or lease (as applicable);
(k)    Liens in existence on the Closing Date and described on Schedule 10.1, including Liens incurred in connection with the renewal, refinancing, extension and replacement of Indebtedness pursuant to Section 10.3(e) (solely to the extent that such Liens were in existence on the Closing Date and described on Schedule 10.1); provided that the scope of any such Lien shall not be increased, or otherwise expanded, to cover any additional property or type of asset, as applicable, beyond that in existence on the Closing Date, except for products and proceeds of the foregoing; and
(l)    other Liens not otherwise permitted under this Section 10.1 securing Indebtedness in an aggregate principal amount not to exceed, in the aggregate, after giving effect to any such Lien and any Indebtedness incurred in connection therewith, fifteen percent (15%) of the Aggregate Total Fixed Asset Value of the Company and its Subsidiaries (excluding amounts properly attributable to Minority Interests); provided that, after giving effect to any such Lien and any Indebtedness incurred in connection therewith, the Company shall be in compliance, on a Pro Forma Basis, with each financial covenant contained in Section 9.12 hereof; provided further that, prior to the creation, assumption or suffering to exist of any such Lien and any Indebtedness incurred in connection therewith in an amount in excess of $25,000,000, the Company shall deliver to the each holder of a Note a certification, together with financial and other information in detail reasonably requested by the Required Holders, (A) demonstrating such compliance and (B) certifying that no Default will exist either immediately before or after giving effect to any such Lien and any Indebtedness incurred in connection therewith; provided further that notwithstanding the foregoing, the Company shall not, and shall not permit any of its Subsidiaries to, secure pursuant to this clause (l) any Material Credit Facility unless and until the Notes (and any guaranty delivered in connection therewith) will concurrently be secured equally and ratably with any and all other obligations thereby secured, such security to be pursuant to documentation in form and substance reasonably satisfactory to the Required Holders, including without limitation, an intercreditor agreement and opinions of counsel to the Company and/or such Subsidiary, as the case may be, from counsel reasonably acceptable to the Required Holders.
Section 10.2.    Investments    . Make or permit to exist any Investments, except:
(a)    Investments held by the Company or any Subsidiary in the form of cash equivalents, short-term marketable debt securities or, to the extent constituting Investments, Swap Contracts otherwise permitted or required by this Agreement;
(b)    Investments of any Credit Party in any other Credit Party (other than a Non-Bickford Limited Guarantor);
(c)    Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss;
(d)    Guarantees permitted by Section 10.3;
(e)    the Holiday Acquisition;
(f)    Investments by the Company or any Subsidiary in any Health Care Facilities; provided that, prior to and after giving effect to any such Investment and any Indebtedness incurred in connection therewith, (i) no Default will exist and (ii) the Company shall be in compliance, on a Pro Forma Basis, with each financial covenant contained in Section 9.12 hereof; provided further that, prior to the consummation of any such Investment involving aggregate consideration with respect thereto in excess of $25,000,000, the Company shall deliver to each holder of a Note a certification, together with financial and other information in detail reasonably requested by the Required Holders, (A) certifying that no Default will exist and (B) demonstrating such compliance;
(g)    any other Investment not otherwise permitted under this Section 10.2 (including, without limitation, Investments in (i) unimproved land holdings, (ii) mortgages, mezzanine loans and notes receivable, (iii) construction in progress, (iv) Excluded Subsidiaries and Non-Bickford Limited Guarantors, and (v) real property assets that are not medical office buildings, general office buildings, skilled nursing facilities, assisted living facilities, independent living facilities, continuing care retirement communities, mental health facilities, life science facilities, and hospitals) in an aggregate principal amount not to exceed, in the aggregate, after giving effect to any such Investment, twenty-five percent (25%) of the Aggregate Total Fixed Asset Value of the Company and its Subsidiaries (excluding amounts properly attributable to Minority Interests); provided that, after giving effect to any such Investment and any Indebtedness incurred in connection therewith, the Company shall be in compliance, on a Pro Forma Basis, with each financial covenant contained in Section 9.12 hereof; provided further that, prior to the consummation of any such Investment involving aggregate consideration with respect thereto in excess of $25,000,000, the Company shall deliver to each holder of a Note a certification, together with financial and other information in detail reasonably requested by the Required Holders, (A) demonstrating such compliance and (B) certifying that no Default will exist either immediately before or after giving effect to the consummation of any such Investment; provided further that, notwithstanding the foregoing, if Section 7.2(g) of the Credit Agreement is not amended within 45 days of the Closing Date to increase the limit on Investments described therein from twenty percent (20%) of the Aggregate Total Fixed Asset Value of the Company and its Subsidiaries (excluding amounts properly attributable to Minority Interests) to twenty-five percent (25%) of the same, then the limit in this clause (g) shall be reduced, automatically on the 45th day after the Closing Date (or on such earlier day as the Administrative Agent under the Credit Agreement shall have notified the Company that such amendment will not be made), to twenty percent (20%) of the Aggregate Total Fixed Asset Value of the Company and its Subsidiaries (excluding amounts properly attributable to Minority Interests); and
(h)    in connection with a tax-deferred exchange under Section 1031 of the Code involving the sale or disposition of a Health Care Facility (a “1031 Transaction”), Investments by the Company or any Subsidiary consisting of a loan to a Person acting as an intermediary under Section 1031 of the Code and/or the subsequent Acquisition of the Equity Interests of such Person at the conclusion of a 1031 Transaction; and
(i)    until June 30, 2017, the Timber Ridge Construction Loan (without giving effect to any renewal, refinancing, extension or replacement thereof); it being understood and agreed that no other loans made under the Timber Ridge Loan Agreement shall be permitted under this clause (i).
provided that (i) any Investment in the form of an intercompany loan or advance pursuant to this Section 10.2 in any non-Wholly Owned Subsidiary of the Company shall be evidenced by a promissory note and (ii) for purposes of determining the amount of any Investment outstanding for purposes of this Section 10.2, such amount shall be deemed to be the amount of such Investment when made, purchased or acquired (without adjustment for subsequent increases or decreases in the value of such Investment) less any amount realized in respect of such Investment upon the sale, collection or return of capital (not to exceed the original amount invested).
Section 10.3.    Indebtedness    . Create, incur, assume or suffer to exist any Indebtedness, except:
(a)    Indebtedness under the Note Documents;
(b)    Guarantees of any Credit Party in respect of Indebtedness otherwise permitted hereunder of any other Credit Party (other than a Limited Guarantor);
(c)     obligations (contingent or otherwise) of the Company or any Subsidiary existing or arising under any Swap Contract; provided that such obligations are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person and not for purposes of speculation or taking a “market view;”
(d)     Indebtedness of any Credit Party (other than a Limited Guarantor) owing to any other Credit Party (which Indebtedness shall be evidenced by a promissory note and subordinated to the Obligations on terms satisfactory to the Required Holders to the extent required by the Required Holders);
(e)     Indebtedness existing on the Closing Date and listed on Schedule 10.3, and the renewal, refinancing, extension and replacement (but not the increase in the aggregate principal amount) thereof;
(f)     Indebtedness incurred in connection with Capitalized Leases and purchase money Indebtedness in an aggregate amount not to exceed $30,000,000 at any time outstanding;
(g)     unsecured intercompany Indebtedness:
(i)    owed by any Credit Party (other than a Non-Bickford Limited Guarantor) to another Credit Party; provided that any Indebtedness owed by any Credit Party (other than a Limited Guarantor) to a Limited Guarantor shall be subordinated to the Obligations in a manner reasonably satisfactory to the Required Holders;

(ii)    owed by any Non-Bickford Limited Guarantor to another Non-Bickford Limited Guarantor;
(iii)    owed by any Credit Party to any non-Wholly Owned Subsidiary of the Company that is not a Credit Party; provided that such Indebtedness shall be subordinated to the Obligations in a manner reasonably satisfactory to the Required Holders; and
(iv)    owed by any non-Wholly Owned Subsidiary of the Company that is not a Credit Party to any other non-Wholly Owned Subsidiary of the Company that is not a Credit Party;
(h)     Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or other similar instrument drawn against insufficient funds in the ordinary course of business; and
(i)    other Indebtedness not otherwise permitted pursuant to this Section 10.3; provided that, after giving effect to any such Indebtedness, the Company shall be in compliance, on a pro forma basis, with each financial covenant contained in Section 9.12 hereof; provided further that, prior to the creation, incurrence, assumption or suffering to exist of any such Indebtedness in excess of $25,000,000, the Company shall deliver to each holder of a Note a certification, together with financial and other information in detail reasonably requested by the Required Holders, (A) demonstrating such compliance and (B) certifying that no Default will exist either immediately before or after giving effect to any such Indebtedness.
provided that any Indebtedness pursuant to this Section 10.3 of any non-Wholly Owned Subsidiary of the Company to any Credit Party shall be evidenced by a promissory note.
Section 10.4.    Fundamental Changes    . Merge, dissolve, liquidate, consolidate with or into, another Person, or Dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that:
(a)    so long as no Default or Event of Default exists or would result therefrom: any Subsidiary may merge with (i) the Company; provided that the Company shall be the continuing or surviving Person, or (ii) any one or more other Subsidiaries; provided that (A) when any Wholly Owned Subsidiary is merging with another Subsidiary, the Wholly Owned Subsidiary shall be the continuing or surviving Person, (B) when any Credit Party (other than a Limited Guarantor) is merging with another Subsidiary, a Credit Party (other than a Limited Guarantor) shall be the continuing or surviving Person, (C) when any Limited Guarantor is merging with another Subsidiary, a Credit Party shall be the continuing or surviving Person and (D) any Excluded Subsidiary may merge with any other Excluded Subsidiary or Person that, after such merger, will be an Excluded Subsidiary;
(b)    any Subsidiary may Dispose of all or substantially all of its assets (upon voluntary liquidation or otherwise) to any Credit Party (other than a Limited Guarantor); provided that if the transferor in such a transaction is a Wholly Owned Subsidiary (other than in the case of any Excluded Subsidiary), then the transferee must also be a Wholly Owned Subsidiary; and
(c)    the Company or any Subsidiary may merge with any Person in order to consummate any Acquisition or other Investment permitted hereby; provided (i) in the case of any merger involving the Company, the Company shall be the surviving Person and (ii) in any other case, a Wholly Owned Subsidiary or an Excluded Subsidiary shall be the surviving Person of such merger.
Section 10.5.    Dispositions    . Make any Disposition or enter into any agreement to make any Disposition, except:
(a)    Dispositions of obsolete or worn out property, whether now owned or hereafter acquired, in the ordinary course of business;
(b)    Dispositions of inventory in the ordinary course of business;
(c)    Dispositions of equipment or real property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property, or (ii) the proceeds of such Disposition are reasonably promptly applied to the purchase price of such replacement property;
(d)    Dispositions of property by any Subsidiary to the Company or to a Wholly Owned Subsidiary; provided that if the transferor of such property is a Credit Party, the transferee thereof must be a Credit Party (other than a Limited Guarantor);
(e)    Dispositions permitted by Section 10.4; and
(f)    other Dispositions of assets not otherwise permitted by clauses (a) through (e), the result of which, after taking such Disposition into account, would not trigger a Default under any financial covenant contained in Section 9.12 hereof; provided, that, prior to the consummation of any Disposition involving aggregate consideration with respect to such

Disposition in excess of $25,000,000, the Company shall deliver to each holder of a Note a certification, together with financial and other information in detail reasonably requested by the Required Holders to demonstrate, that no Default or Event of Default (whether under Section 9.12 or otherwise) will exist either immediately before or immediately after giving effect thereto; provided further, that any Disposition pursuant to clauses (a), (b), (c) and (f) shall be for fair market value.
Section 10.6.    Change in Nature of Business    . Engage in any material line of business substantially different from those lines of business conducted by the Company and its Subsidiaries on the date hereof and other lines of business incidental or reasonably related thereto.
Section 10.7.    Transactions with Affiliates    . Enter into any transaction of any kind with any Affiliate of the Company, whether or not in the ordinary course of business, other than on fair and reasonable terms substantially as favorable to the Company or such Subsidiary as would be obtainable by the Company or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate; provided that the foregoing restriction shall not apply to transactions between or among Credit Parties (other than Limited Guarantors).
Section 10.8.    Use of Proceeds; Margin Regulations    .
(a)    Use (nor shall the Company permit its or any of its Wholly Owned Subsidiaries’, directors, officers, employees to use) the proceeds of any Note (i) in payment to any Person in violation of any Anti-Corruption Laws, (ii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Blocked Person, or in any country that is subject to U.S. Economic Sanctions, or (iii) in any manner that would result in the violation of any Anti-Money Laundering Laws or Anti-Corruption Laws applicable to any party hereto.
(b)    Use the proceeds of any Note, whether directly or indirectly, and whether immediately, incidentally or ultimately, to purchase or carry margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund indebtedness originally incurred for such purpose.
Section 10.9.    Burdensome Agreements    . Enter into any Contractual Obligation (other than this Agreement or any other Note Document) that:
(a)    limits the ability (i) of any Subsidiary (other than an Excluded Subsidiary) to make Restricted Payments to the Company or any other Credit Party or to otherwise transfer property to any Credit Party (other than (w) restrictions on transfers of property encumbered by Permitted Liens in favor of the holders of the Indebtedness or other obligations secured thereby, (x) restrictions contained in the Credit Agreement and any other instruments, agreements, documents and writings executed by a Loan Party (as defined in the Credit Agreement) in connection therewith so long as such prohibitions and restrictions are not more restrictive than those set forth in the Credit Agreement in effect on January 13, 2015, (y) restrictions contained in the Existing Note Agreement and any other instruments, agreements, documents and writings executed by a Credit Party (as defined in the Existing Note Agreement) in connection therewith so long as such prohibitions and restrictions are not more restrictive than those set forth in the Existing Note Agreement in effect on January 13, 2015), and (z) restrictions contained in any Material Credit Facility so long as such restrictions are not more restrictive than those set forth in the Existing Note Documents in effect on January 13, 2015 or (ii) of any Subsidiary (other than an Excluded Subsidiary) to Guarantee the Indebtedness of the Company pursuant to the Subsidiary Guaranty Agreement or the Limited Guaranty Agreement, as applicable; or
(b)    prohibits or otherwise restricts the creation or assumption of any Lien upon the properties or assets of the Company or any Subsidiary (other than an Excluded Subsidiary), whether now owned or hereafter acquired, or requires the grant of any security for such obligation if security is given for some other obligation, except (i) pursuant to this Agreement and the other Note Documents, (ii) pursuant to any document or instrument governing Indebtedness incurred pursuant to Section 10.3(f) (provided that any such restriction contained therein relates only to the asset or assets financed thereby), (iii) customary restrictions contained in the organizational documents of any Excluded Subsidiary, (iv) customary restrictions in connection with any Permitted Lien or any document or instrument governing any Permitted Lien (provided that any such restriction contained therein relates only to the asset or assets subject to such Permitted Lien), (v) restrictions and requirements contained in the Credit Agreement and any other instruments, agreements, documents and writings executed by a Loan Party (as defined in the Credit Agreement) in connection with any of the foregoing so long as such restrictions and requirements are not more restrictive than those set forth in the Credit Agreement in effect on January 13, 2015, (vi) the restrictions and requirements contained in the Existing Note Agreement and any other instruments, agreements, documents and writings executed by a Credit Party (as defined in the Existing Note Agreement) in connection with any of the foregoing so long as such restrictions and requirements are not more restrictive than those set forth in the Existing Note Agreement in effect on January 13, 2015, and (vii) restrictions or requirements contained in any Material Credit Facility so long as such restrictions or requirements are not more restrictive than those set forth in the Existing Note Agreement in effect on January 13, 2015.

Section 10.10.    Dissolution, Etc    . Wind up, liquidate or dissolve (voluntarily or involuntarily) or commence or suffer any proceedings seeking any such winding up, liquidation or dissolution, except (a) in connection with a merger or consolidation permitted pursuant to Section 10.4 or (b) that any Excluded Subsidiary may dissolve itself in accordance with Applicable Law.
Section 10.11.    Sale and Leaseback Transactions (as Lessee)    . Enter into any arrangement, directly or indirectly, (as lessee) whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereinafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred
Section 10.12.    Amendments of Certain Agreements    .
(a)    Amend, modify or waive any of its Organization Documents in a manner materially adverse to the holders of the Notes.
(b)    Amend, modify or waive (or permit the modification or amendment of) any of the terms or provisions of the Master Lease that would adversely affect the rights or interests of the holders of the Notes.
Section 10.13.    Restricted Payments    . Make any Restricted Payment other than (a) Restricted Payments by any Credit Party to another Credit Party (other than Limited Guarantor), (b) cash dividends necessary to qualify and maintain its qualification as a REIT and (c) so long as no Default or Event of Default exists or will exist after giving effect thereto on the date thereof and on a pro forma basis as if such Restricted Payment occurred on the last day of the most recently ended Four-Quarter Period, other cash dividends and cash distributions the result of which, after taking such Restricted Payment into account, would not trigger a Default under any financial covenant contained in Section 9.12 hereof.
Section 10.14.    Accounting Change    . Make any material change in accounting treatment or reporting practices, except as required by GAAP, or change the fiscal year of the Company or any Subsidiary, except to change the fiscal year of a Subsidiary to conform its fiscal year to that of the Company.
Section 10.15.     Terrorism Sanctions Regulations. The Company will not and will not permit any Controlled Entity (a) to become (including by virtue of being owned or controlled by a Blocked Person), own or control a Blocked Person or any Person that is the target of sanctions imposed by the United Nations or by the European Union, or (b) directly or indirectly to have any investment in or engage in any dealing or transaction (including, without limitation, any investment, dealing or transaction involving the proceeds of the Notes) with any Person if such investment, dealing or transaction (i) would cause any holder to be in violation of any law or regulation applicable to such holder, or (ii) is prohibited by or subject to sanctions under any U.S. Economic Sanctions, or (c)  to engage, nor shall any Affiliate of either engage, in any activity that could subject such Person or any holder to sanctions under CISADA or any similar law or regulation with respect to Iran or any other country that is subject to U.S. Economic Sanctions.

SECTION 11.	EVENTS OF DEFAULT .
An “Event of Default” shall exist if any of the following conditions or events shall occur and be continuing:
(a)    the Company defaults in the payment of any principal or Make-Whole Amount, if any, on any Note when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise; or
(b)    the Company defaults in the payment of any interest on any Note for more than five days after the same becomes due and payable; or
(c)     the Company shall fail to observe or perform any covenant or agreement contained in (i) Section 9.1 or 9.2, and such failure shall continue for a period of five (5) days from its occurrence, (ii) Section 9.3(a) or (b), 9.5, 9.11, 9.12, 9.13, 9.15, 9.16 or Section 10 or (iii) any financial or negative covenant provided in any Supplement with respect to any Series of Notes; or
(d)     any default in the performance of or compliance with any obligation, agreement or other provision contained herein or in any other Note Document (other than those referred to in subsections (a) and (b) above), and with respect to any such default which by its nature can be cured, such default shall continue for a period of thirty (30) days from its occurrence; or
(e)     any financial statement or certificate furnished to any holder of a Note in connection with, or any representation or warranty made by or on behalf of the Company or any Subsidiary under this Agreement or any other Note Document shall prove to be incorrect, false or misleading in any material respect when furnished or made; or
(f)     the Company or any Subsidiary (whether as primary obligor or as guarantor or other surety) shall fail to pay any principal of or premium or interest on any Indebtedness (other than the Notes) of any one or more of the Company or any of its Subsidiaries in an aggregate principal amount exceeding $10,000,000 (whether singly or in the aggregate,

“Material Indebtedness”) that is outstanding, when and as the same shall become due and payable (whether at scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument evidencing such Material Indebtedness; or any other event shall occur or condition shall exist under any agreement or instrument relating to such Material Indebtedness (or, with respect to any Swap Contract, any Swap Termination Value in excess of $10,000,000) and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or permit the acceleration of, the maturity of such Material Indebtedness; or any such Material Indebtedness shall be declared to be due and payable; or required to be prepaid or redeemed (other than by a regularly scheduled required payment or redemption), purchased or defeased, or any offer to prepay, redeem, purchase or defease such Material Indebtedness shall be required to be made, in each case prior to the stated maturity thereof; or
(g)     one or more judgments or orders for the payment of money in excess of $10,000,000 in the aggregate (net of independent third-party insurance as to which the insurance carrier has been notified of the claim and does not dispute the coverage of such payment) shall be rendered against the Company or any Subsidiary, and either (i) enforcement proceedings shall have been commenced by any creditor upon any such judgment or order or (ii) there shall be a period of ten (10) consecutive days during which a stay of enforcement of any such judgment or order, by reason of a pending appeal or otherwise, shall not be in effect; or
(h)     the Company or any Subsidiary shall (i) commence a voluntary case or other proceeding or file any petition seeking liquidation, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a custodian, trustee, receiver, liquidator or other similar official of it or any substantial part of its property, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Section, (iii) apply for or consent to the appointment of a custodian, trustee, receiver, liquidator or other similar official for the Company or any Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, or (vi) take any action for the purpose of effecting any of the foregoing; or
(i)     an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of the Company or any Subsidiary or any such Person’s debts, or any substantial part of any such Person’s assets, under any federal, state or foreign bankruptcy, insolvency or other similar law now or hereafter in effect or (ii) the appointment of a custodian, trustee, receiver, liquidator or other similar official for the Company or any Subsidiary or for a substantial part of any such Person’s assets, and in any such case, such proceeding or petition shall remain undismissed for a period of sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered; or
(j)     the Company or any Subsidiary shall become unable to pay, shall admit in writing its inability to pay, or shall fail to pay, its debts as they become due; or
(k)     any Change of Control shall occur or exist; or
(l)     (i) any Material Agreement shall cease to be in full force and effect for any reason, (ii) any of the material rights of the Company or any of its Subsidiaries under any Material Agreement shall be terminated or suspended, (iii) the Company or any of its Subsidiaries shall receive notice under any Material Agreement of the occurrence of an event which, if not cured, could permit the termination of any Material Agreement, and such event is not cured and/or waived by the date specified in such notice as a deadline for such cure (as the same may be extended by the Person giving such notice), or, if the notice does not contain a deadline, within forty-five (45) days from the date of such notice (or such later date as may be specified by the Person giving such notice), (iv) any proceeding or action shall otherwise be taken or commenced to renounce, terminate or suspend any of the material rights of the Company or any of its Subsidiaries under any Material Agreement, or (v) any lease or leases under the Master Lease that accounted for 10% or more of gross revenues of the Company in the Four-Quarter Period most recently ended are terminated, expire or are otherwise no longer in effect; or
(m)     any provision of any Note Document shall for any reason cease to be valid and binding on, or enforceable against, any Credit Party, or any Credit Party shall so state in writing or seek to terminate its obligations thereunder; or
(n)    (i) an ERISA Event occurs with respect to a Pension Plan which has resulted or could reasonably be expected to result in liability of the Company under Title IV of ERISA to the Pension Plan or the PBGC in an aggregate amount in excess of $10,000,000, or (ii) the Company or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $10,000,000.

SECTION 12.	REMEDIES ON DEFAULT, ETC .
Section 12.1.    Acceleration    . (a)  If an Event of Default with respect to the Company described in Section 11(h) or (i) has occurred, all the Notes then outstanding shall automatically become immediately due and payable.
(b)    If any other Event of Default has occurred and is continuing, any holder or holders of more than 51% in principal amount of the Notes at the time outstanding may at any time at its or their option, by notice or notices to the Company, declare all the Notes then outstanding to be immediately due and payable.
(c)    If any Event of Default described in Section 11(a) or (b) has occurred and is continuing, any holder or holders of Notes at the time outstanding affected by such Event of Default may at any time, at its or their option, by notice or notices to the Company, declare all the Notes held by it or them to be immediately due and payable.
Upon any Notes becoming due and payable under this Section 12.1, whether automatically or by declaration, such Notes will forthwith mature and the entire unpaid principal amount of such Notes, plus (x) all accrued and unpaid interest thereon (including, but not limited to, interest accrued thereon at the Default Rate) and (y) the Make-Whole Amount determined in respect of such principal amount (to the full extent permitted by applicable law), shall all be immediately due and payable, in each and every case without presentment, demand, protest or further notice, all of which are hereby waived. The Company acknowledges, and the parties hereto agree, that each holder of a Note has the right to maintain its investment in the Notes free from repayment by the Company (except as herein specifically provided for) and that the provision for payment of a Make-Whole Amount by the Company in the event that the Notes are prepaid or are accelerated as a result of an Event of Default, is intended to provide compensation for the deprivation of such right under such circumstances.
Section 12.2.    Other Remedies    . If any Default or Event of Default has occurred and is continuing, and irrespective of whether any Notes have become or have been declared immediately due and payable under Section 12.1, the holder of any Note at the time outstanding may proceed to protect and enforce the rights of such holder by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in any Note, Guaranty Agreement, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise.
Section 12.3.    Rescission    . At any time after any Notes have been declared due and payable pursuant to Section 12.1(b) or (c), the holders of not less than 51% in principal amount of the Notes then outstanding, by written notice to the Company, may rescind and annul any such declaration and its consequences if (a) the Company has paid all overdue interest on the Notes, all principal of and Make-Whole Amount, if any, on any Notes that are due and payable and are unpaid other than by reason of such declaration, and all interest on such overdue principal and Make-Whole Amount, if any, and (to the extent permitted by applicable law) any overdue interest in respect of the Notes, at the Default Rate, (b) neither the Company nor any other Person shall have paid any amounts which have become due solely by reason of such declaration, (c) all Events of Default and Defaults, other than non-payment of amounts that have become due solely by reason of such declaration, have been cured or have been waived pursuant to Section 17, and (d) no judgment or decree has been entered for the payment of any monies due pursuant hereto or to the Notes. No rescission and annulment under this Section 12.3 will extend to or affect any subsequent Event of Default or Default or impair any right consequent thereon.
Section 12.4.    No Waivers or Election of Remedies, Expenses, Etc    . No course of dealing and no delay on the part of any holder of any Note in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such holder’s rights, powers or remedies. No right, power or remedy conferred by this Agreement, any Guaranty Agreement or any Note upon any holder thereof shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise. Without limiting the obligations of the Company under Section 15, the Company will pay to the holder of each Note on demand such further amount as shall be sufficient to cover all costs and expenses of such holder incurred in any enforcement or collection under this Section 12, including, without limitation, reasonable attorneys’ fees, expenses and disbursements.

SECTION 13.	REGISTRATION; EXCHANGE; SUBSTITUTION OF NOTES .
Section 13.1.    Registration of Notes    . The Company shall keep at its principal executive office a register for the registration and registration of transfers of Notes. The name and address of each holder of one or more Notes, each transfer thereof and the name and address of each transferee of one or more Notes shall be registered in such register. If any holder of one or more Notes is a nominee, then (a) the name and address of the beneficial owner of such Note or Notes shall also be registered in such register as an owner and holder thereof and (b) at any such beneficial owner’s option, either such beneficial owner or its nominee may execute any amendment, waiver or consent pursuant to this Agreement. Prior to due presentment for registration of transfer, the Person(s) in whose name any Note(s) shall be registered shall be deemed and treated as the owner and holder thereof for all purposes hereof, and the Company shall not be affected by any notice or knowledge to the contrary. The Company shall give to any holder of a Note that is an Institutional Investor promptly upon request therefor, a complete and correct copy of the names and addresses of all registered holders of Notes.

Section 13.2.    Transfer and Exchange of Notes    . Upon surrender of any Note to the Company at the address and to the attention of the designated officer (all as specified in Section 18(iii)), for registration of transfer or exchange (and in the case of a surrender for registration of transfer accompanied by a written instrument of transfer duly executed by the registered holder of such Note or such holder’s attorney duly authorized in writing and accompanied by the relevant name, address and other information for notices of each transferee of such Note or part thereof), within ten Business Days thereafter, the Company shall execute and deliver, at the Company’s expense (except as provided below), one or more new Notes of the same Series and tranche (as requested by the holder thereof) in exchange therefor, in an aggregate principal amount equal to the unpaid principal amount of the surrendered Note. Each such new Note shall be payable to such Person as such holder may request and shall be substantially in the form established for the applicable Series and tranche. Each such new Note shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Note or dated the date of the surrendered Note if no interest shall have been paid thereon. The Company may require payment of a sum sufficient to cover any stamp tax or governmental charge imposed in respect of any such transfer of Notes. Notes shall not be transferred in denominations of less than $100,000, provided that if necessary to enable the registration of transfer by a holder of its entire holding of any Series or tranche of Notes, one Note of such Series or tranche may be in a denomination of less than $100,000. Any transferee, by its acceptance of a Note registered in its name (or the name of its nominee), shall be deemed to have made the representation set forth in Section 6.2 and, so long as no Default or Event of Default then exists, the representation set forth in the last sentence of Section 6.1.
Section 13.3.    Replacement of Notes    . Upon receipt by the Company at the address and to the attention of the designated officer (all as specified in Section 18(iii)) of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Note (which evidence shall be, in the case of an Institutional Investor, notice from such Institutional Investor of such ownership and such loss, theft, destruction or mutilation), and
(a)    in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it (provided that if the holder of such Note is, or is a nominee for, an original Purchaser or another holder of a Note with a minimum net worth of at least $100,000,000 or a Qualified Institutional Buyer, such Person’s own unsecured agreement of indemnity shall be deemed to be satisfactory), or
(b)    in the case of mutilation, upon surrender and cancellation thereof, within ten Business Days thereafter, the Company at its own expense shall execute and deliver, in lieu thereof, a new Note of the same Series and tranche, dated and bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note if no interest shall have been paid thereon.

SECTION 14.	PAYMENTS ON NOTES .
Section 14.1.    Place of Payment    . Subject to Section 14.2, payments of principal, Make-Whole Amount, if any, and interest becoming due and payable on the Notes shall be made in New York, New York at the principal office of JPMorgan Chase Bank, N.A. in such jurisdiction. The Company may at any time, by notice to each holder of a Note, change the place of payment of the Notes so long as such place of payment shall be either the principal office of the Company in such jurisdiction or the principal office of a bank or trust company in such jurisdiction.
Section 14.2.    Home Office Payment    . So long as any Purchaser or its nominee shall be the holder of any Note, and notwithstanding anything contained in Section 14.1 or in such Note to the contrary, the Company will pay all sums becoming due on such Note for principal, Make-Whole Amount, if any, interest and all other amounts becoming due hereunder by the method and at the address specified for such purpose below such Purchaser’s name in Schedule B, or by such other method or at such other address as such Purchaser shall have from time to time specified to the Company in writing for such purpose, without the presentation or surrender of such Note or the making of any notation thereon, except that upon written request of the Company made concurrently with or reasonably promptly after payment or prepayment in full of any Note, such Purchaser shall surrender such Note for cancellation, reasonably promptly after any such request, to the Company at its principal executive office or at the place of payment most recently designated by the Company pursuant to Section 14.1. Prior to any sale or other disposition of any Note held by a Purchaser or its nominee, such Purchaser will, at its election, either endorse thereon the amount of principal paid thereon and the last date to which interest has been paid thereon or surrender such Note to the Company in exchange for a new Note or Notes pursuant to Section 13.2. The Company will afford the benefits of this Section 14.2 to any Institutional Investor that is the direct or indirect transferee of any Note purchased by a Purchaser under this Agreement and that has made the same agreement relating to such Note as the Purchasers have made in this Section 14.2.

SECTION 15.	EXPENSES, INDEMNITY, ETC.
Section 15.1.    Transaction Expenses    . Whether or not the transactions contemplated hereby are consummated, the Company will pay all costs and expenses (including reasonable attorneys’ fees of a special counsel and, if reasonably required by the Required Holders, local or other counsel) incurred by the Purchasers and each other holder of a Note in connection with such transactions and in connection with any amendments, waivers or consents under or in respect of this Agreement, any Guaranty Agreement or the Notes (whether or not such amendment, waiver or consent becomes effective), including, without limitation: (a) the costs and expenses incurred in enforcing or defending (or determining whether or how to enforce or defend) any rights under this Agreement, any Guaranty Agreement or the Notes or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement, any Guaranty Agreement or the Notes, or by reason of being a holder of any Note, (b) the costs and expenses, including financial advisors’ fees, incurred in connection with the insolvency or bankruptcy of the Company or any Subsidiary or in connection with any work-out or restructuring of the transactions contemplated hereby and by the Notes and any Guaranty Agreement and (c) the costs and expenses incurred in connection with the initial filing of this Agreement and all related documents and financial information with the SVO provided, that such costs and expenses under this clause (c) shall not exceed $3,500. The Company will pay, and will save each Purchaser and each other holder of a Note harmless from, (i) all claims in respect of any fees, costs or expenses, if any, of brokers and finders (other than those, if any, retained by a Purchaser or other holder in connection with its purchase of the Notes) and (ii) any and all wire transfer fees that any bank deducts from any payment under such Note to such holder or otherwise charges to a holder of a Note with respect to a payment under such Note.
Section 15.2.    Indemnification    . The Company shall indemnify the holders of the Notes and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, and shall pay or reimburse any such Indemnitee for, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Company or any other Credit Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Note Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Note or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by the Company or any of its Subsidiaries, or any Environmental Liability related in any way to the Company or any of its Subsidiaries, (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Company, any other Credit Party or any Subsidiary thereof, and regardless of whether any Indemnitee is a party thereto, or (v) any claim, investigation, litigation or other proceeding (whether or not the holders of the Notes are party thereto) and the prosecution and defense thereof, arising out of or in any way connected with the Notes, this Agreement, any other Note Document, or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby, including without limitation, reasonable attorneys and consultant’s fees; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (y) result from a claim brought by the Company, any other Credit Party or any Subsidiary thereof against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Note Document, if the Company, such Credit Party or such Subsidiary has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction.
Section 15.3.    Survival    . The obligations of the Company under this Section 15 will survive the payment or transfer of any Note, the enforcement, amendment or waiver of any provision of this Agreement, any Guaranty Agreement or the Notes, and the termination of this Agreement.

SECTION 16.	SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE AGREEMENT.
All representations and warranties contained herein shall survive the execution and delivery of this Agreement and the Notes, the purchase or transfer by any Purchaser of any Note or portion thereof or interest therein and the payment of any Note, and may be relied upon by the Company or any subsequent holder of a Note, as applicable, regardless of any investigation made at any time by or on behalf of such Person. All statements contained in any certificate or other instrument delivered by or on behalf of the Company pursuant to this Agreement shall be deemed representations and warranties of the Company under this Agreement. Subject to the preceding sentence, this Agreement, the Notes and each Guaranty Agreement embody the entire agreement and understanding between each Purchaser and the Company and supersede all prior agreements and understandings relating to the subject matter hereof.

SECTION 17.	AMENDMENT AND WAIVER.
Section 17.1.    Requirements    . This Agreement (including any Supplement) and the Notes may be amended, and the observance of any term hereof or of the Notes may be waived (either retroactively or prospectively), only with the written consent of the Company and the Required Holders, except that:
(a)    no amendment or waiver of any of Sections 1, 2, 3, 4, 5, 6, 7 or 21 hereof, or any defined term (as it is used therein), will be effective as to any Purchaser unless consented to by such Purchaser in writing;
(b)     no amendment or waiver may, without the written consent of each Purchaser and the holder of each Note at the time outstanding, (i) subject to Section 12 relating to acceleration or rescission, change the amount or time of any prepayment or payment of principal of, or reduce the rate or change the time of payment or method of computation of (x) interest on the Notes or (y) the Make-Whole Amount, (ii) change the percentage of the principal amount of the Notes the holders of which are required to consent to any amendment or waiver, or (iii) amend any of Sections 8 (except as set forth in the second sentence of Section 8.2 and Section 17.1(c)), 11(a), 11(b), 12, 17 or 20; and
(c)    Section 8.5 may be amended or waived to permit offers to purchase made by the Company or an Affiliate pro rata to the holders of all Notes at the time outstanding upon the same terms and conditions only with the written consent of the Company and the Super-Majority Holders.
Section 17.2.    Solicitation of Holders of Notes    .
(a)    Solicitation. The Company will provide each holder of a Note with sufficient information, sufficiently far in advance of the date a decision is required, to enable such holder to make an informed and considered decision with respect to any proposed amendment, waiver or consent in respect of any of the provisions hereof or of the Notes or any Guaranty Agreement. The Company will deliver executed or true and correct copies of each amendment, waiver or consent effected pursuant to this Section 17 or any Guaranty Agreement to each holder of a Note promptly following the date on which it is executed and delivered by, or receives the consent or approval of, the requisite holders of Notes.
(b)    Payment. The Company will not directly or indirectly pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, or grant any security or provide other credit support, to any holder of a Note as consideration for or as an inducement to the entering into by such holder of any waiver or amendment of any of the terms and provisions hereof or of any Guaranty Agreement or any Note unless such remuneration is concurrently paid, or security is concurrently granted or other credit support concurrently provided, on the same terms, ratably to each holder of a Note even if such holder did not consent to such waiver or amendment.
(c)    Consent in Contemplation of Transfer. Any consent given pursuant to this Section 17 or any Guaranty Agreement by a holder of a Note that has transferred or has agreed to transfer its Note to the Company, any Subsidiary or any Affiliate of the Company (either pursuant to a waiver under Section 17.1(c) or subsequent to Section 8.5 having been amended pursuant to Section 17.1(c)) in connection with such consent shall be void and of no force or effect except solely as to such holder, and any amendments effected or waivers granted or to be effected or granted that would not have been or would not be so effected or granted but for such consent (and the consents of all other holders of Notes that were acquired under the same or similar conditions) shall be void and of no force or effect except solely as to such holder.
Section 17.3.    Binding Effect, Etc    . Any amendment or waiver consented to as provided in this Section 17 or any Guaranty Agreement applies equally to all holders of Notes and is binding upon them and upon each future holder of any Note and upon the Company without regard to whether such Note has been marked to indicate such amendment or waiver. No such amendment or waiver will extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any right consequent thereon. No course of dealing between the Company and any holder of a Note and no delay in exercising any rights hereunder or under any Note or Guaranty Agreement shall operate as a waiver of any rights of any holder of such Note.
Section 17.4.    Notes Held by Company, Etc    . Solely for the purpose of determining whether the holders of the requisite percentage of the aggregate principal amount of Notes then outstanding approved or consented to any amendment, waiver or consent to be given under this Agreement, any Guaranty Agreement or the Notes, or have directed the taking of any action provided herein or in any Guaranty Agreement or the Notes to be taken upon the direction of the holders of a specified percentage of the aggregate principal amount of Notes then outstanding, Notes directly or indirectly owned by the Company or any of its Affiliates shall be deemed not to be outstanding.

SECTION 18.	NOTICES .
Except to the extent otherwise provided in Section 9, all notices and communications provided for hereunder shall be in writing and sent (a) by telecopy if the sender on the same day sends a confirming copy of such notice by an internationally recognized overnight delivery service (charges prepaid), or (b) by registered or certified mail with return receipt requested (postage prepaid), or (c) by an internationally recognized overnight delivery service (with charges prepaid). Any such notice must be sent:
(i)    if to any Purchaser or its nominee, to such Purchaser or nominee at the address specified for such communications in Schedule B, or at such other address as such Purchaser or nominee shall have specified to the Company in writing,
(ii)    if to any other holder of any Note, to such holder at such address as such other holder shall have specified to the Company in writing, or

(iii)    if to the Company, to the Company at its address set forth at the beginning hereof to the attention of Roger Hopkins, or at such other address as the Company shall have specified to the holder of each Note in writing.
Notices under this Section 18 will be deemed given only when actually received.

SECTION 19.	REPRODUCTION OF DOCUMENTS .
This Agreement and all documents relating thereto, including, without limitation, (a) consents, waivers and modifications that may hereafter be executed, (b) documents received by any Purchaser at the Closing (except the Notes themselves), and (c) financial statements, certificates and other information previously or hereafter furnished to any Purchaser, may be reproduced by such Purchaser by any photographic, photostatic, electronic, digital, or other similar process and such Purchaser may destroy any original document so reproduced. The Company agrees and stipulates that, to the extent permitted by applicable law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by such Purchaser in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence. This Section 19 shall not prohibit the Company or any other holder of Notes from contesting any such reproduction to the same extent that it could contest the original, or from introducing evidence to demonstrate the inaccuracy of any such reproduction.

SECTION 20.	CONFIDENTIAL INFORMATION.
For the purposes of this Section 20, “Confidential Information” means information delivered to any Purchaser by or on behalf of the Company or any Subsidiary in connection with the transactions contemplated by or otherwise pursuant to this Agreement that is proprietary in nature and that was clearly marked or labeled or otherwise adequately identified when received by such Purchaser as being confidential information of the Company or such Subsidiary, provided that such term does not include information that (a) was publicly known or otherwise known to such Purchaser prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission by such Purchaser or any Person acting on such Purchaser’s behalf, (c) otherwise becomes known to such Purchaser other than through disclosure by the Company or any Subsidiary or (d) constitutes financial statements delivered to such Purchaser under Section 9.1 that are otherwise publicly available. Each Purchaser will maintain the confidentiality of such Confidential Information in accordance with procedures adopted by such Purchaser in good faith to protect confidential information of third parties delivered to such Purchaser, provided that such Purchaser may deliver or disclose Confidential Information to (i) its directors, officers, employees, agents, attorneys, trustees and affiliates (to the extent such disclosure reasonably relates to the administration of the investment represented by its Notes and such parties are bound by an obligation of confidentiality with respect to the Confidential Information), (ii) its auditors, financial advisors and other professional advisors who agree to hold confidential the Confidential Information substantially in accordance with this Section 20, (iii) any other holder of any Note, (iv) any Institutional Investor to which it sells or offers to sell such Note or any part thereof or any participation therein (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by this Section 20), (v) any Person from which it offers to purchase any Security of the Company (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by this Section 20), (vi) any federal or state regulatory authority having jurisdiction over such Purchaser, (vii) the NAIC or the SVO or, in each case, any similar organization, or any nationally recognized rating agency that requires access to information about such Purchaser’s investment portfolio, (viii) the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Notes or (ix) any other Person to which such delivery or disclosure may be necessary or appropriate (w) to effect compliance with any law, rule, regulation or order applicable to such Purchaser, (x) in response to any subpoena or other legal process, (y) in connection with any litigation to which such Purchaser is a party or (z) if an Event of Default has occurred and is continuing, to the extent such Purchaser may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under such Purchaser’s Notes, this Agreement or any Guaranty Agreement. Each holder of a Note, by its acceptance of a Note, will be deemed to have agreed to be bound by and to be entitled to the benefits of this Section 20 as though it were a party to this Agreement. On reasonable request by the Company in connection with the delivery to any holder of a Note of information required to be delivered to such holder under this Agreement or requested by such holder (other than a holder that is a party to this Agreement or its nominee), such holder will enter into an agreement with the Company embodying this Section 20.
In the event that as a condition to receiving access to information relating to the Company or its Subsidiaries in connection with the transactions contemplated by or otherwise pursuant to this Agreement, any Purchaser or holder of a Note is required to agree to a confidentiality undertaking (whether through IntraLinks, another secure website, a secure virtual workspace or otherwise) which is different from this Section 20, this Section 20 shall not be amended thereby and, as between such Purchaser or such holder and the Company, this Section 20 shall supersede any such other confidentiality undertaking.

SECTION 21.	SUBSTITUTION OF PURCHASER .
Each Purchaser shall have the right to substitute any one of its Affiliates or another Purchaser or any one of such other Purchaser’s Affiliates (a “Substitute Purchaser”) as the purchaser of the

Notes that it has agreed to purchase hereunder, by written notice to the Company, which notice shall be signed by both such Purchaser and such Substitute Purchaser, shall contain such Substitute Purchaser’s agreement to be bound by this Agreement and shall contain a confirmation by such Substitute Purchaser of the accuracy with respect to it of the representations set forth in Section 6. Upon receipt of such notice, any reference to such Purchaser in this Agreement (other than in this Section 21), shall be deemed to refer to such Substitute Purchaser in lieu of such original Purchaser. In the event that such Substitute Purchaser is so substituted as a Purchaser hereunder and such Substitute Purchaser thereafter transfers to such original Purchaser all of the Notes then held by such Substitute Purchaser, upon receipt by the Company of notice of such transfer, any reference to such Substitute Purchaser as a “Purchaser” in this Agreement (other than in this Section 21), shall no longer be deemed to refer to such Substitute Purchaser, but shall refer to such original Purchaser, and such original Purchaser shall again have all the rights of an original holder of the Notes under this Agreement.

SECTION 22.	MISCELLANEOUS .
Section 22.1.    Successors and Assigns    . All covenants and other agreements contained in this Agreement by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns (including, without limitation, any subsequent holder of a Note) whether so expressed or not.
Section 22.2.    Accounting Terms    . (a) Unless otherwise defined or specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared, in accordance with GAAP as in effect from time to time, applied on a basis consistent (except for such changes approved by the Required Holders in writing) with the Audited Financial Statements. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Note Document, and either the Company or the Required Holders shall so request, the Required Holders and the Company shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Holders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Company shall provide to the holders of the Notes financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP. Without limiting the foregoing, leases shall continue to be classified and accounted for on a basis consistent with that reflected in the Audited Financial Statements for all purposes of this Agreement, notwithstanding any change in GAAP relating thereto, unless the parties hereto shall enter into a mutually acceptable amendment addressing such changes, as provided for above.

(b)    For purposes of determining compliance with this Agreement (including, without limitation, Section 9, Section 10 and the definition of “Indebtedness”), any election by the Company to measure any financial liability using fair value (as permitted by Financial Accounting Standards Board Accounting Standards Codification Topic No. 825-10-25 – Fair Value Option, International Accounting Standard 39 – Financial Instruments: Recognition and Measurement or any similar accounting standard) shall be disregarded and such determination shall be made as if such election had not been made.
Section 22.3.    Severability    . Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.
Section 22.4.    Construction, Etc    . Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.
Section 22.5.    Counterparts    . This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.
Section 22.6.    Governing Law    . This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York excluding choice‑of‑law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.
Section 22.7.    Jurisdiction and Process; Waiver of Jury Trial    . (a) The Company irrevocably submits to the non-exclusive jurisdiction of any New York State or federal court sitting in the Borough of Manhattan, The City of New York, over any suit, action or proceeding arising out of or relating to this Agreement or the Notes. To the fullest extent permitted by applicable law, the Company irrevocably waives and agrees not to assert, by way of motion, as a defense or otherwise, any claim that it is not subject to the jurisdiction of any such court, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.
(b)    The Company consents to process being served by or on behalf of any holder of Notes in any suit, action or proceeding of the nature referred to in Section 22.7(a) by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, return receipt requested, to it at its address specified in Section 18 or at such other address of which such holder shall then have been notified pursuant to said Section. The Company agrees that such service upon receipt (i) shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding and (ii) shall, to the fullest extent permitted by applicable law, be taken and held to be valid personal service upon and personal delivery to it. Notices hereunder shall be conclusively presumed received as evidenced by a delivery receipt furnished by the United States Postal Service or any reputable commercial delivery service.
(c)    Nothing in this Section 22.7 shall affect the right of any holder of a Note to serve process in any manner permitted by law, or limit any right that the holders of any of the Notes may have to bring proceedings against the Company in the courts of any appropriate jurisdiction or to enforce in any lawful manner a judgment obtained in one jurisdiction in any other jurisdiction.
(d)    THE PARTIES HERETO HEREBY WAIVE TRIAL BY JURY IN ANY ACTION BROUGHT ON OR WITH RESPECT TO THIS AGREEMENT, THE NOTES OR ANY OTHER DOCUMENT EXECUTED IN CONNECTION HEREWITH OR THEREWITH.
Section 22.8.    Rules of Interpretation    . (a)     Unless the context requires otherwise or such term is otherwise defined herein, each term defined in Articles 1, 8 or 9 of the UCC shall have the meaning given therein.
(b)    The headings, subheadings and table of contents used herein or in any other Note Document are solely for convenience of reference and shall not constitute a part of any such document or affect the meaning, construction or effect of any provision thereof.
(c)    Except as otherwise expressly provided, references in any Note Document to articles, sections, paragraphs, clauses, annexes, appendices, exhibits and schedules are references to articles, sections, paragraphs, clauses, annexes, appendices, exhibits and schedules in or to such Note Document.
(d)    All definitions set forth herein or in any other Note Document shall apply to the singular as well as the plural form of such defined term, and all references to the masculine gender shall include reference to the feminine or neuter gender, and vice versa, as the context may require.

(e)    When used herein or in any other Note Document, words such as “hereunder”, “hereto”, “hereof” and “herein” and other words of like import shall, unless the context clearly indicates to the contrary, refer to the whole of the applicable document and not to any particular article, section, subsection, paragraph or clause thereof.
(f)    References to “including” means including without limiting the generality of any description preceding such term, and such term shall not limit a general statement to matters similar to those specifically mentioned.
(g)    Whenever interest rates or fees are established in whole or in part by reference to a numerical percentage expressed as “%”, such arithmetic expression shall be interpreted in accordance with the convention that 1% = 100 basis points.
(h)    Each of the parties to the Note Documents and their counsel have reviewed and revised, or requested (or had the opportunity to request) revisions to, the Note Documents, and any rule of construction that ambiguities are to be resolved against the drafting party shall be inapplicable in the construing and interpretation of the Note Documents and all exhibits, schedules and appendices thereto.
(i)    Any definition of or reference to any agreement, instrument or other document (including any organizational document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Note Document).
(j)    Any financial ratios required to be maintained by the Company pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).
Section 22.9.    Accounting for Derivatives    . In making any computation or determining any amount pursuant to Section 9.12 by reference to any item appearing on the balance sheet or other financial statement of Company and its Subsidiaries, all adjustments to such computation or amount resulting from the application of FASB ASC Topic 815 shall be disregarded; provided that any realized gain or loss shall be included in such computations.
Section 22.10.    Transaction References    . The Company agrees that AIG Asset Management (U.S.) LLC may, with the prior written consent of the Company (not to be unreasonably withheld or delayed), (a) refer to its role in originating the purchase of the Notes from the Company, as well as the identity of the Company and the aggregate principal amount and issue date of the Notes, on its internet site or in marketing materials, press releases, published “tombstone” announcements or any other print or electronic medium and (b) display the Company’s corporate logo in conjunction with any such reference.
Section 22.11.    Interest    .        In no event shall the amount of interest due or payable under this Agreement or any other Note Document exceed the maximum rate of interest allowed by Applicable Law and, in the event any such payment is inadvertently paid by the Company or any other Person on its behalf, or inadvertently received by any holder of a Note, then such excess sum shall be credited as a payment of principal. It is the express intent of the parties hereto that the Company not pay and the holders of the Notes not receive, directly or indirectly, in any manner whatsoever, interest in excess of that which may be lawfully paid by the Company under Applicable Law.

* * * * *

If you are in agreement with the foregoing, please sign the form of agreement on a counterpart of this Agreement and return it to the Company, whereupon this Agreement shall become a binding agreement between you and the Company.

Very truly yours,

NATIONAL HEALTH INVESTORS, INC.

By: /s/ Eric Mendelsohn
Name: Eric Mendelsohn
Title: President and Chief Executive Officer

This Agreement is hereby
accepted and agreed to as
of the date hereof.

AMERICAN GENERAL LIFE INSURANCE COMPANY
THE UNITED STATES LIFE INSURANCE COMPANY IN THE CITY OF NEW YORK
THE VARIABLE ANNUITY LIFE INSURANCE COMPANY
AMERICAN HOME ASSURANCE COMPANY
LEXINGTON INSURANCE COMPANY
NATIONAL UNION FIRE INSURANCE COMPANY OF PITTSBURGH, PA
UNITED GUARANTY RESIDENTIAL INSURANCE COMPANY
UNITED GUARANTY MORTGAGE INDEMNITY COMPANY

By: AIG Asset Management (U.S.) LLC, Investment Adviser

By: /s/ Marcy Lyons___________________
Name: Marcy Lyons
Title: Managing Director

SCHEDULE A
DEFINED TERMS
As used herein, the following terms have the respective meanings set forth below or set forth in the Section hereof following such term:
“Acquisition” means any acquisition (whether in a single transaction or series of related transactions) of (a) all or substantially all of the assets of any Person, or any material assets or material line of business (including any real property and related assets) (with “materiality” being determined by having a fair market value in excess of $10,000,000), whether through purchase, merger or otherwise; or (b) Equity Interests or Voting Power of a non-Subsidiary if, as a result of such transaction or transactions, such non-Subsidiary becomes a Subsidiary.
“Additional Covenant” means any affirmative or negative covenant or similar restriction applicable to the Company or any Subsidiary (regardless of whether such provision is labeled or otherwise characterized as a covenant) the subject matter of which either (i) is similar to that of any covenant in Sections 9 or 10 of this Agreement, or related definitions in paragraph 10 of this Agreement, but contains one or more percentages, amounts or formulas that is more restrictive than those set forth herein or more beneficial to the holder or holders of the Indebtedness created or evidenced by the document in which such covenant or similar restriction is contained (and such covenant or similar restriction shall be deemed an Additional Covenant only to the extent that it is more restrictive or more beneficial) or (ii) is different from the subject matter of any covenant in Section 9 or 10 of this Agreement, or related definitions in Schedule A of this Agreement.
“Additional Default” means any provision contained in any document or instrument creating or evidencing Indebtedness of the Company or any Subsidiary which permits the holder or holders of Indebtedness to accelerate (with the passage of time or giving of notice or both) the maturity thereof or otherwise requires the Company or any Subsidiary to purchase such Indebtedness prior to the stated maturity thereof and which either (i) is similar to any Default or Event of Default contained in Section 11 of this Agreement, or related definitions in Schedule A of this Agreement, but contains one or more percentages, amounts or formulas that is more restrictive or has a shorter grace period than those set forth herein or is more beneficial to the holders of such other Indebtedness (and such provision shall be deemed an Additional Default only to the extent that it is more restrictive, has a shorter grace period or is more beneficial) or (ii) is different from the subject matter of any Default or Event of Default contained in Section 11 of this Agreement, or related definitions in Schedule A of this Agreement.
“Affiliate” means, at any time, and with respect to any Person, any other Person that at such time directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such first Person, and, with respect to the Company, shall include any Person beneficially owning or holding, directly or indirectly, 10% or more of any class of voting or equity interests of the Company or any Subsidiary or any Person of which the Company and its Subsidiaries beneficially own or hold, in the aggregate, directly or indirectly, 10% or more of any class of voting or equity interests. As used in this definition, “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. Unless the context otherwise clearly requires, any reference to an “Affiliate” is a reference to an Affiliate of the Company.
“Aggregate Total Fixed Asset Value” means, as of any date of determination for the Company and its Subsidiaries calculated on a consolidated basis, without duplication, (a) the aggregate Total Lease Property Net Operating Income for all Lease Property owned by the Company and its Subsidiaries (but excluding all amounts properly attributable to Minority Interests) for the Four-Quarter Period ending on or immediately prior to such date of determination divided by (b) the applicable Capitalization Rate for such Lease Property.
“Aggregate Unencumbered Fixed Asset Value” means, as of any date of determination, without duplication, the sum of (a) the aggregate Unencumbered Fixed Asset Values of all Unencumbered Lease Properties owned by any Credit Party (other than a Limited Guarantor) as of such date of determination plus (b) the aggregate Joint Venture Unencumbered Fixed Asset Values of all Unencumbered Lease Properties owned by any Credit Party that is a non-Wholly Owned Subsidiary of the Company as of such date of determination minus (c) the aggregate value of the Resident Mortgage Liens as of such date of determination.
“Agreement” means this Agreement, including all Schedules attached to this Agreement, as it may be amended, restated, supplemented or otherwise modified from time to time.
“Anti-Corruption Laws” is defined in Section 5.27(d)(1).
“Anti-Money Laundering Laws” is defined in Section 5.27(c).
“Applicable Law” means, collectively, all applicable international, foreign, Federal, state and local statutes, treaties, rules, guidelines, regulations, ordinances, codes and administrative or judicial precedents or authorities, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and all applicable administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authority, in each case whether or not having the force of law.
“Audited Financial Statements” means the audited consolidated balance sheet of the Company and its Subsidiaries for the fiscal year ended December 31, 2014, and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such fiscal year of the Company and its Subsidiaries, including the notes thereto.
“Bickford Limited Guarantors” means, collectively, Bickford Opco, Bickford Propco and their respective Subsidiaries that, in each case, are Limited Guarantors.
“Bickford Opco” means Bickford Master II, LLC, a Delaware limited liability company.
“Bickford Propco” means NHI-Bickford RE, LLC, a Delaware limited liability company.
“Blocked Person” is defined in Section 5.27(a).
“Business Day” means (a) for the purposes of Section 8.6 only, any day other than a Saturday, a Sunday or a day on which commercial banks in New York City are required or authorized to be closed, and (b) for the purposes of any other provision of this Agreement, any day other than a Saturday, a Sunday or a day on which commercial banks in New York, New York or Charlotte, North Carolina are required or authorized to be closed.
“Capitalization Rate” means (a) for properties and facilities other than those acquired in the Holiday Acquisition or the Senior Living Acquisition, (i) 10% for skilled nursing facilities, (ii) 11% for hospitals and (iii) 8.25% for all properties other than skilled nursing facilities and hospitals and (b) 6.50% for properties and facilities acquired in the Holiday Acquisition or the Senior Living Acquisition.
“Capitalized Lease” means a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.
“Change of Control” means any event or series of events by which an event or series of events by which (a) any Person or group of Persons acting in concert or other group shall, as a result of a tender or exchange offer, open market purchases, privately negotiated purchases or otherwise, have become, after the date of this Agreement, the “beneficial owner” (within the meaning of such term under Rule 13d-3 under the Exchange Act) of Equity Interests of the Company representing Voting Power having the right to elect at least 35% of the members of the Governing Body of the Company; or (b) the Governing Body of the Company shall cease to consist of a majority of the individuals who constituted the Governing Body of the Company as of the date of this Agreement or who shall have become a member thereof subsequent to the date of this Agreement after having been nominated, or otherwise approved in writing, by at least a majority of individuals who constitute the Governing Body of the Company as of the date of this Agreement.
“CISADA” means the Comprehensive Iran Sanctions, Accountability and Divestment Act.
“Closing” is defined in Section 3.
“Closing Date” means November 3, 2015.
“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.
“Company” means National Health Investors, Inc., a Maryland corporation or any successor that becomes such in the manner prescribed in Section 10.4.
“Compliance Certificate” means a certificate substantially in the form of Exhibit A or such other form as may be acceptable to the Required Holders.
“Confidential Information” is defined in Section 20.
“Consolidated EBITDA” means, for any period of determination for the Company and its Subsidiaries (other than any Excluded Subsidiaries) calculated on a consolidated basis, the sum of the following, without duplication, in accordance with GAAP: (a) Consolidated Net Income for such period plus (b) the sum of the following, without duplication, to the extent deducted in determining Consolidated Net Income for such period: (i) Consolidated Interest Expense for such period, (ii) income and franchise taxes accrued during such period, (iii) amortization, depreciation and other non-cash charges for such period (except to the extent that such non-cash charges are reserved for cash charges to be taken in any future period), (iv) extraordinary losses during such period (excluding losses from discontinued operations), (v) net losses from discontinued operations during such period and (vi) any non-recurring charges in connection with any Acquisition or Investment in an aggregate amount not to exceed $5,000,000 for such period less (c) the sum of the following, without duplication, to the extent added in determining Consolidated Net Income for such period (i) interest income on cash and cash equivalents during such period, (ii) any extraordinary gains during such period and (iii) net earnings from discontinued operations during such period. For the avoidance of doubt, Consolidated EBITDA shall exclude all amounts attributable to (x) Minority Interests and (y) Excluded Subsidiaries. For purposes of this Agreement, Consolidated EBITDA shall be adjusted on a Pro Forma Basis.
“Consolidated Fixed Charge Coverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated EBITDA for the Four-Quarter Period ending on or immediately prior to such date of determination to (b) Consolidated Fixed Charges as of such date of determination.
“Consolidated Fixed Charges” means, as of any date of determination for the Company and its Subsidiaries calculated on a consolidated basis, the sum of (a) Consolidated Interest Expense for the Four-Quarter Period ending on or immediately prior to such date, plus (b) scheduled principal payments of Indebtedness for such Four-Quarter Period (excluding any “balloon” payment or final payment at maturity), plus (c) cash dividends and distributions on preferred stock, if any, for such Four-Quarter Period, in each case, as determined in accordance with GAAP.
“Consolidated Funded Debt” means, as of any date of determination for the Company and its Subsidiaries calculated on a consolidated basis, without duplication, all of the Indebtedness, which is Indebtedness (i) for borrowed money or evidenced by bonds, debentures, notes or similar instruments, or upon which interest payments are customarily made, or (ii) in respect of any Capitalized Lease or the deferred purchase price of property, whether or not interest-bearing and whether or not, in accordance with GAAP, classified as a current liability or long-term Indebtedness at such date, and whether secured or unsecured, excluding, however, to the extent constituting Indebtedness, accounts payable, accrued expenses and similar current liabilities incurred in the Ordinary Course of Business.
“Consolidated Interest Expense” means, for any period of determination for the Company and its Subsidiaries (excluding any Excluded Subsidiaries) calculated on a consolidated basis, without duplication, an amount equal to the sum of the following: (a) all interest expense in respect of Indebtedness of the Company and its Subsidiaries deducted in determining Consolidated Net Income for such period, together with all interest capitalized or deferred during such period and not deducted in determining Consolidated Net Income for such period, plus (b) all debt discount and expense amortized or required to be amortized in determination of Consolidated Net Income for such period. For the avoidance of doubt, Consolidated Interest Expense shall exclude all amounts attributable to (x) Minority Interests and (y) Excluded Subsidiaries. For purposes of this Agreement, Consolidated Interest Expense shall be adjusted on a Pro Forma Basis.
“Consolidated Net Income” means, for any period, the net income (or loss) of the Company and its Subsidiaries for such period, calculated on a consolidated basis, without duplication, in accordance with GAAP; provided that in calculating Consolidated Net Income of the Company and its Subsidiaries for any period, there shall be excluded (a) any gains or losses on the sale or other disposition of investments or fixed or capital assets, and any taxes on such excluded gains and any tax deductions or credits on account of any such excluded losses, (b) the proceeds of any life insurance policy, (c) net earnings and losses of any Subsidiary accrued prior to the date it became a Subsidiary, (d) net earnings and losses of any corporation, substantially all the assets of which have been acquired in any manner, realized by such other corporation prior to the date of such acquisition, (e) net earnings and losses of any corporation with which the Company or a Subsidiary shall have consolidated or which shall have merged into or with the Company or a Subsidiary realized by such other corporation prior to the date of such consolidation or merger, (f) net earnings of any business entity in which the Company or any Subsidiary has an ownership interest unless such net earnings shall have actually been received by the Company or such Subsidiary in the form of distributions in cash, certificates of deposit, cash equivalents, bankers’ acceptance or marketable securities, (g) earnings resulting from any reappraisal, revaluation or write-up of assets, (h) any deferred or other credit representing any excess of the equity in any Subsidiary at the date of acquisition thereof over the amount invested in such Subsidiary and (i) any gain arising from the acquisition of any securities of the Company or any Subsidiary.
“Consolidated Performing Mortgage Note Receivables” means, as of any date of determination for the Credit Parties (other than with respect to the Limited Guarantors) calculated on a consolidated basis, without duplication, receivables due on any promissory notes payable to the Credit Parties (other than the Limited Guarantors) that meet each of the following conditions: (a) such receivables are due from Persons that are not Affiliates of any Credit Party; (b) such promissory notes are secured by real property and related personal property in favor of any Credit Party (other than a Limited Guarantor); (c) such receivables are not subject to any Lien; and (d) such receivables are not due from a Non-Performing Note. “Non-Performing Note” means, collectively, any promissory note payable to any Credit Party (other than a Limited Guarantor) with respect to which (a) the payment terms have been subject to modification and (b) has been overdue for a period of ninety (90) days after the effective date of such modification.
“Consolidated Tangible Net Worth” means, as of any date of determination for the Company and its Subsidiaries calculated on a consolidated basis, without duplication, after eliminating all amounts properly attributable to Minority Interests, if any, in the stock and surplus of Subsidiaries, (a) the total assets of the Company and its Subsidiaries that would be reflected on the Company’s consolidated balance sheet as of such date prepared in accordance with GAAP, minus (b) the sum of (i) the total liabilities of the Company and its Subsidiaries that would be reflected on the Company’s consolidated balance sheet as of such date prepared in accordance with GAAP, and (ii) the net book value of all assets of the Company and its Subsidiaries that would be classified as intangible assets on a consolidated balance sheet of the Company and its Subsidiaries as of such date prepared in accordance with GAAP.
“Consolidated Total Debt” means, as of any date of determination for the Credit Parties calculated on a consolidated basis, without duplication, all Indebtedness of the Credit Parties that would be reflected on a consolidated balance sheet of the Credit Parties prepared in accordance with GAAP as of such date.
“Consolidated Total Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Funded Debt as of such date of determination to (b) Aggregate Total Fixed Asset Value as of such date of determination.
“Consolidated Unencumbered Fixed Asset Coverage Ratio” means, as of any date of determination, the ratio of (a) the sum of (i) Aggregate Unencumbered Fixed Asset Value as of such date of determination and (ii) the aggregate amount of all Consolidated Performing Mortgage Note Receivables as of such date of determination (not to exceed $40 million as of any date of determination) to (b) the aggregate amount of unsecured Consolidated Total Debt as of such date of determination.
“Contractual Obligation” means, as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.
“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Controlled Entity” means (i) any of the Subsidiaries of the Company and any of their or the Company’s respective Controlled Affiliates and (ii) if the Company has a parent company, such parent company and its Controlled Affiliates. As used in this definition, “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.
“Credit Agreement” means that certain Third Amended and Restated Credit Agreement, dated as of March 27, 2014, by and among the Company, each lender from time to time party thereto and Wells Fargo Bank, National Association, as amended by the First Amendment dated January 13, 2015, Second Amendment dated March 20, 2015, Third Amendment dated June 30, 2015, Fourth Amendment dated on or about the date hereof, and as further amended, restated, supplemented or otherwise modified from time to time.
“Credit Parties” means the Company, the Subsidiary Guarantors and the Limited Guarantors, collectively.
“Debtor Relief Laws” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.
“Default” means an event or condition the occurrence or existence of which would, with the lapse of time or the giving of notice or both, become an Event of Default.
“Default Rate” means (a) with respect to any Series 2015-1 Note, that rate of interest that is the greater of (i) 2.00% per annum above the rate of interest stated in clause (a) of the first paragraph of the Notes or (ii) 2.00% over the rate of interest publicly announced by JPMorgan Chase Bank, N.A. in New York, New York as its “base” or “prime” rate, and (b) with respect to any other Series of Notes, the rate of interest specified in the Supplement pursuant to which such Series of Notes are issued.
“Disposition” or “Dispose” means the sale, transfer, license, lease or other disposition (including any sale and leaseback transaction) of any property by any Person, including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.
“Environmental Laws” means any and all Federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.
“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Company, any other Credit Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.
“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with the Company within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).
“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) the withdrawal of the Company or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which such entity was a “substantial employer” as defined in Section 4001(a)(2) of ERISA or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Company or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a Pension Plan amendment as a termination under Section 4041 or 4041A of ERISA; (e) the institution by the PBGC of proceedings to terminate a Pension Plan; (f) any event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan of the Company or any ERISA Affiliate; (g) the determination that any Pension Plan is considered an at-risk plan or a plan in endangered or critical status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA; or (h) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Company or any ERISA Affiliate.
“Event of Default” is defined in Section 11.
“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.
“Excluded Subsidiaries” means, collectively, (a) any Subsidiary from time to time formed or acquired by the Company or any Subsidiary that is designated by the Company by written notice to the holders of the Notes as an Excluded Subsidiary within five (5) days following such formation or acquisition, and (b) any Subsidiary that is designated as an Excluded Subsidiary by written notice to the holders of the Notes and released from the requirement to Guarantee the Obligations pursuant to Section 7 of this Agreement; provided, that (i) in no event shall the portion of the Aggregate Total Fixed Asset Value attributable to any Excluded Subsidiary at any time equal or exceed 15% of the Aggregate Total Fixed Asset Value of the Company and its Subsidiaries (in each case, excluding all amounts properly attributable to Minority Interests), calculated as of the end of the most recent fiscal period end for which financial statements are available, (ii) in no event shall the portion of the Aggregate Total Fixed Asset Value attributable to all Excluded Subsidiaries, in the aggregate, at any time equal or exceed 20% of the Aggregate Total Fixed Asset Value of the Company and its Subsidiaries (in each case, excluding all amounts properly attributable to Minority Interests), calculated as of the end of the most recent fiscal period end for which financial statements are available, (iii) in no event shall any Excluded Subsidiary provide a Guarantee of any Indebtedness of the Company or any other Subsidiary of the Company (other than an Excluded Subsidiary) nor shall the Company or any Subsidiary (other than an Excluded Subsidiary) provide any Guarantee of the Indebtedness of an Excluded Subsidiary (other than Permitted Fannie Mae Guarantees), (iv) the Company may from time to time remove any Subsidiary from the definition of “Excluded Subsidiary” by delivery of written notice of such removal to the holders of the Notes and delivery of the documentation required by Section 9.13 (as if such Excluded Subsidiary were formed or acquired on the date of the delivery such notice), and (v) no Subsidiary that has been designated as an Excluded Subsidiary and then removed from such definition pursuant to clause (iv) shall be subsequently re-designated as an Excluded Subsidiary.
“Existing Note Agreement” means that certain Note Purchase Agreement dated January 13, 2015, between the Company and the purchaser named therein, pursuant to which the Company issued its 3.99% Series A Notes due 2023 and its 4.51% Series B Senior Notes due January 13, 2027, as amended by the First Amendment dated as of March 20, 2015, Second Amendment dated as of June 30, 2015 and Third Amendment dated on or about the date hereof, as such agreement may be amended, restated, supplemented or otherwise modified from time to time.
“Four-Quarter Period” means a period of four full consecutive fiscal quarters of the Company, taken together as one accounting period.
“GAAP” means generally accepted principles of accounting in effect from time to time in the United States applied in a manner consistent with those used in preparing such financial statements as have heretofore been furnished to holders of the Notes by the applicable Person (to the extent heretofore furnished).
“Governing Body” means the board of directors of a Person (or any Person or group of Persons exercising similar authority).
“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).
“Governmental Official” means any governmental official or employee, employee of any government-owned or government-controlled entity, political party, any official of a political party, candidate for political office, official of any public international organization or anyone else acting in an official capacity.
“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by the guaranteeing Person in good faith. The term “Guarantee” as a verb has a corresponding meaning.
“Guaranty Agreement” means, collectively, any Subsidiary Guaranty Agreement and any Limited Guaranty Agreement.
“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.
“Health Care Facilities” means (a) a health care facility offering health care-related products and services, including, without limitation, any acute care hospital, rehabilitation hospital, nursing facility, assisted living facility, independent care living facility, retirement center, long-term care facility, out-patient diagnostic facility or medical office building, life science research and development facility or office and any related or ancillary facility, service or product or (b) housing intended to be occupied primarily by persons over the age of 55 and related or ancillary facilities, services or products.
“Healthcare Laws” means all applicable statutes, laws, ordinances, rules and regulations of any Governmental Authority with respect to regulatory matters primarily relating to patient healthcare, including without limitation Section 1128B(b) of the Social Security Act, as amended, 42 U.S.C. Section 1320a 7(b) (Criminal Penalties Involving Medicare or State Health Care Programs), commonly referred to as the “Federal Anti-Kickback Statute,” and the Social Security Act, as amended, Section 1877, 42 U.S.C. Section 1395nn (Prohibition Against Certain Referrals), commonly referred to as “Stark Statute.”
“holder” means, with respect to any Note, the Person in whose name such Note is registered in the register maintained by the Company pursuant to Section 13.1, provided, however, that if such Person is a nominee, then for the purposes of Sections 7, 12, 17.2 and 18 and any related definitions in this Schedule B, “holder” shall mean the beneficial owner of such Note whose name and address appears in such register.
“Holiday Acquisition” means the acquisition of the Holiday Business by the Holiday NHI Purchaser and the other transactions related to such acquisition in accordance with the Holiday Acquisition Agreement and the other Holiday Acquisition Documents.
“Holiday Acquisition Agreement” means the Purchase Agreement dated as of November 18, 2013 between Holiday NHI Purchaser and the Holiday Seller.
“Holiday Acquisition Documents” means the Holiday Acquisition Agreement, the Holiday Master Lease, the Holiday Master Lease Guaranty Agreement and each other material document, instrument, certificate and agreement (together with all exhibits, schedules and other attachments thereto) executed or delivered in connection with the Holiday Acquisition Agreement.
“Holiday Business” means (a) all the land, buildings, furniture, fixtures and equipment used to operate certain independent living facilities from the Holiday Seller and (b) and the equity interests of the Holiday Subsidiaries.
“Holiday Master Lease” means the Master Lease dated as of December 23, 2013 between the Holiday NHI Purchaser, Myrtle Beach Retirement Residence LLC and Voorhees Retirement Residence LLC, as landlords, and NH Master Tenant, LLC, as tenant.
“Holiday Master Lease Guarantor” means Holiday AL Holdings LP, a Delaware limited partnership.
“Holiday Master Lease Guaranty Agreement” means the Guaranty of Lease dated as of December 23, 2013 executed by the Holiday Master Lease Guarantor in favor of the Holiday NHI Purchaser and Myrtle Beach Retirement Residence LLC and Voorhees Retirement Residence LLC.
“Holiday NHI Purchaser” means NHI-REIT of Next House, LLC, a Delaware limited liability company.
“Holiday Seller” means certain subsidiaries of Holiday Acquisition Holdings LLC, a Delaware limited liability company, party to the Holiday Acquisition Agreement.
“Holiday Subsidiaries” means Myrtle Beach Retirement Residence LLC and Voorhees Retirement Residence LLC.
“Indebtedness” means, with respect to any Person, the following, without duplication: (a) all obligations of such Person for borrowed money; (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, or upon which interest payments are customarily made; (c) all indebtedness Guaranteed, directly or indirectly, in any manner, or endorsed (other than for collection or deposit in the Ordinary Course of Business) or discounted with recourse; (d) all indebtedness in effect Guaranteed, directly or indirectly, by such Person; (e) all indebtedness secured by (or which the holder of such indebtedness has a right, contingent or otherwise, to be secured by) any Lien upon property owned or acquired subject thereto, whether or not the liabilities secured thereby have been assumed; (f) all indebtedness under (x) any Capitalized Lease or (y) incurred as the lessee of goods or services under leases that, in accordance with GAAP, should be reflected on the lessee’s balance sheet; (g) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (h) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances and (i) all net obligations of such Person under any Swap Contracts. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. Subject to Section 22.9, the amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.
“INHAM Exemption” is defined in Section 6.2(e).
“Institutional Investor” means (a) any Purchaser of a Note, (b) any holder of a Note holding (together with one or more of its affiliates) more than 5% of the aggregate principal amount of the Notes of any Series then outstanding, (c) any bank, trust company, savings and loan association or other financial institution, any pension plan, any investment company, any insurance company, any broker or dealer, or any other similar financial institution or entity, regardless of legal form, and (d) any Related Fund of any holder of any Note.
“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of any Equity Interest or other ownership or profit interest, warrants, rights, options, obligations or other securities of another Person (excluding any interests or other securities included in clause (b) of this definition), (b) a loan, advance or capital contribution to, Guarantee or assumption of debt of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person, or (c) any Acquisition. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.
“Joint Venture Unencumbered Fixed Asset Value” means, with respect to each Unencumbered Lease Property owned by any Credit Party that is a non-Wholly Owned Subsidiary of the Company as of any date of determination, without duplication, the result of (a) (i) the Unencumbered Lease Property Net Operating Income for the Four-Quarter Period ending on or immediately prior to such date of determination for such Unencumbered Lease Property divided by (ii) the applicable Capitalization Rate for such Unencumbered Lease Property multiplied by (b) the percentage of Equity Interests in such non-Wholly Owned Subsidiary owned by the Company or any of its Wholly Owned Subsidiaries as of such date of determination.
“Lease Property” means each Real Property that satisfies all of the following requirements: (a) such Real Property is owned in fee simple solely by the Company or any of its Subsidiaries, (b) such Real Property is leased to another Person solely by the Company or any of its Subsidiaries, as lessor, pursuant to a long-term lease that is subject to customary market terms and conditions at the time such lease is executed; and (c) such Real Property has been designated by the Company as a “Lease Property” on Schedule 5.21(a) or on a Compliance Certificate delivered by the Company to the holders of the Notes pursuant to Section 9.2.
“Lease Property Expenses” means, with respect to the Company and its Subsidiaries, the cost (including, but not limited to, payroll, taxes, assessments, insurance, utilities, landscaping and other similar charges) of operating and maintaining any Lease Property of the Company or any of its Subsidiaries that are the responsibility of such Person and not paid directly by the tenant of such property, but excluding depreciation, amortization, interest costs and maintenance capital expenditures to the extent such property is under a triple-net lease. For purposes of this Agreement, Lease Property Expenses shall be adjusted on a Pro Forma Basis.
“Lease Property Income” means, for any period of determination with respect to the Company and its Subsidiaries calculated on a consolidated basis, without duplication, the cash rents (excluding, as an abundance of caution, non-cash straight-line rent) and other cash revenues received by the Company or any of its Subsidiaries in the ordinary course of business attributable to any Lease Property of such Person, but excluding (a) security deposits and prepaid rent except to the extent applied in satisfaction of any tenant’s obligations for rent and (b) rent or other cash revenues received by the Company or any of its Subsidiaries from any tenant that is the subject of a proceeding under any Debtor Relief Law; provided that, for purposes of determining Lease Property Income for any period of determination that includes the fiscal quarter during which any Subsidiary is formed or acquired and for each of the three (3) fiscal quarters thereafter, the determination of the amount of cash rents and other cash revenues attributable to any Lease Property of such Subsidiary shall be deemed to be the amount of:
(i)    for the four fiscal quarter period ending during the fiscal quarter during which such Subsidiary is formed or acquired, contract rents and revenues attributable to any Lease Property of such Subsidiary times four (4);
(ii)    for the four consecutive fiscal quarter period ending the first fiscal quarter following the fiscal quarter during which such Subsidiary is formed or acquired, the amount of cash rents and other cash revenues attributable to any Lease Property of such Subsidiary for such fiscal quarter times four (4);
(iii)    for the four consecutive fiscal quarter period ending the second fiscal quarter following the fiscal quarter during which such Subsidiary is formed or acquired, the amount of cash rents and other cash revenues attributable to any Lease Property of such Subsidiary for the preceding two consecutive fiscal quarters times two (2); and
(iv)    for the four consecutive fiscal quarter period ending the third fiscal quarter following the fiscal quarter during which such Subsidiary is formed or acquired, the amount of cash rents and other revenues attributable to any Lease Property of such Subsidiary for the preceding three consecutive fiscal quarters times four-thirds (4/3).
For purposes of this Agreement, Lease Property Income shall be adjusted on a Pro Forma Basis.
“Lien” means any mortgage, pledge, encumbrance, charge, security interest, lien, assignment or other preferential arrangement of any nature whatsoever, including any conditional sale agreement or other title retention agreement.
“Limited Guarantors” means, collectively or individually as the context may indicate, each non-Wholly Owned Subsidiary identified on Schedule A(1), and any other non-Wholly Owned Subsidiary who may from time to time become party to a Limited Guaranty Agreement.
“Limited Guaranty Agreement” means any Limited Guaranty Agreement (in form and substance reasonably acceptable to the Required Holders) made by each Limited Guarantor in favor of the holders of the Notes, as amended, restated, supplemented or otherwise modified from time to time.
“Limited Guaranty Joinder Agreement” means each Limited Guaranty Joinder Agreement, substantially in the form thereof attached to a Limited Guaranty Agreement, executed and delivered by a non-Wholly Owned Subsidiary of the Company to the holders of the Notes pursuant to Section 9.13.
“Make-Whole Amount” is defined in Section 8.6.
“Master Lease” means that certain Master Agreement Lease dated as of October 17, 1991 between the Company and National HealthCare Corporation (as amended), which, as of the date hereof, currently expires December 31, 2021 (excluding 3 additional 5-year renewal options).
“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual and contingent), or condition (financial or otherwise) of the Company and the other Credit Parties taken as a whole; (b) a material impairment of the ability of any Credit Party to perform its obligations under any Note Document to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any Credit Party of any Note Document to which it is a party.
“Material Agreement” means the Master Lease and any other contract or agreement to which any Credit Party is a party, by which any Credit Party or its properties are bound, or to which any Credit Party is subject and which contract or agreement, if on account of any breach or termination thereof, could reasonably be expected to result in a Material Adverse Effect.
“Material Credit Facility” means, as to the Company and its Subsidiaries, (a) the Credit Agreement, including any renewals, extensions, amendments, supplements, restatements, replacements or refinancing thereof; (b) the Existing Note Agreement, including any renewals, extensions, amendments, supplements, restatements, replacements or refinancing thereof; and (c) any other agreement(s) creating, evidencing or governing Indebtedness in an aggregate principal amount of $50,000,000 or more incurred after the Closing Date by the Company or any of its Subsidiaries pursuant to Section 10.3(b) or Section 10.3(i) (but excluding Indebtedness incurred after the Closing Date owed to U.S. Department of Housing and Urban Development (“HUD”), Fannie Mae or a HUD or Fannie Mae qualified lender, in each case, of a type similar to the Indebtedness listed as items 4, 5, 6, 7, 8, 9, 10, 11, 12, 13 and 16 on Schedule 10.3).
“Material Indebtedness” has the meaning set forth in Section 11.1(f).
“Maturity Date” is defined in the first paragraph of each Note.
“Minority Interests” means any Equity Interest of any class of a Subsidiary (other than directors’ qualifying shares as required by law) that are not owned by the Company and/or one or more of their Subsidiaries. Minority Interests shall be valued by valuing Minority Interests constituting Preferred Stock at the voluntary or involuntary liquidation value of such Preferred Stock, whichever is greater, and by valuing Minority Interests constituting common stock at the book value of capital and surplus applicable thereto adjusted, if necessary, to reflect any changes from the book value of such common stock required by the foregoing method of valuing Minority Interests in Preferred Stock.
“Multiple Employer Plan” means a Plan which has two (2) or more contributing sponsors (including the Company or any ERISA Affiliate) at least two (2) of whom are not under common control, as such a plan is described in Section 4064 of ERISA.
“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Company or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five (5) plan years, has made or been obligated to make contributions.
“NAIC” means the National Association of Insurance Commissioners or any successor thereto.
“Non-Bickford Limited Guarantors” means, collectively, any Limited Guarantor that is not a Bickford Limited Guarantor.
“Note Documents” means, collectively, this Agreement, each Series 2015-1 Note (and, upon the execution and delivery of each Supplement, each Note of the additional Series of Notes issued thereunder), each Subsidiary Guaranty Agreement, each Limited Guaranty Agreement, each Supplement, and any and all other instruments, agreements, documents and writings executed by a Credit Party in connection with any of the foregoing.
“Notes” is defined in Section 1.1.
“NRSRO” means a Nationally Recognized Statistical Rating Organization so designated by the SEC whose status has been confirmed by the SVO.
“Obligations” means all amounts owing by any Credit Party to the holders of the Notes pursuant to or in connection with this Agreement or any other Note Document or otherwise with respect to any Note, including without limitation, all principal, interest (including any interest accruing after the filing of any petition in bankruptcy or the commencement of any insolvency, reorganization or like proceeding relating to any Credit Party, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding), any Make-Whole Amount, all reimbursement obligations, fees, expenses, indemnification and reimbursement payments, costs and expenses (including all fees and expenses of counsel to the holders of the Notes incurred pursuant to this Agreement or any other Note Document), whether direct or indirect, absolute or contingent, liquidated or unliquidated, now existing or hereafter arising hereunder or thereunder, together with all renewals, extensions, modifications or refinancings thereof.
“OFAC” is defined in Section 5.27(a).
“OFAC Listed Person” is defined in Section 5.27(a).
“OFAC Sanctions Program” means any economic or trade sanction that OFAC is responsible for administering and enforcing. A list of OFAC Sanctions Programs may be found at http://www.treasury.gov/resource-center/sanctions/Programs/Pages/Programs.aspx.
“Officer’s Certificate” means a certificate of a Senior Financial Officer or of any other officer of the Company whose responsibilities extend to the subject matter of such certificate.
“Ordinary Course of Business” means an action taken by a Person only if such action is consistent with the past practices of such Person and is taken in the ordinary course of the normal operations of such Person.
“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation and operating agreement; and (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity.
“PBGC” means the Pension Benefit Guaranty Corporation.
“Pension Act” means the Pension Protection Act of 2006, as amended from time to time.
“Pension Funding Rules” means the rules of the Code and ERISA regarding minimum required contributions (including any installment payment thereof) to Pension Plans and set forth in, with respect to plan years ending prior to the effective date of the Pension Act, Section 412 of the Code and Section 302 of ERISA, each as in effect prior to the Pension Act and, thereafter, Section 412, 430, 431 and 432 of the Code and Sections 302, 303, 304 and 305 of ERISA.
“Pension Plan” means any employee pension benefit plan (including a Multiple Employer Plan or a Multiemployer Plan) that is covered by Title IV of ERISA or is subject to the minimum funding standards under Section 412 of the Code and is maintained or is contributed to by the Company and any ERISA Affiliate.
“Permitted Fannie Mae Guarantees” means, collectively, (a) each Guaranty of Non-Recourse Obligations dated on March 20, 2015 executed by the Company in favor of KeyBank National Association (without giving effect to any amendments or modifications that would materially and adversely affect the rights or interests of the holders of the Notes) (it being understood and agreed that such guaranties shall not include a completion and performance guaranty) and (b) any other customary guaranty of non-recourse obligations (but not a completion and performance guaranty) executed by a Credit Party in favor of a Fannie Mae qualified lender to support one or more Fannie Mae qualified non-recourse mortgage loans entered into by a Wholly Owned Subsidiary of the Company (provided that the terms of any guaranty described in this clause (b) shall be no less favorable to the holders of the Notes (when taken as a whole) than those contained in the guaranties described in clause (a) above).
“Permitted Liens” means any Lien permitted under Section 10.1.
“Person” means an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization, business entity or Governmental Authority.
“Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA (including a Pension Plan), maintained for employees of the Company or any ERISA Affiliate or any such Plan to which the Company or any ERISA Affiliate is required to contribute on behalf of any of its employees.
“Preferred Stock” shall mean, in respect of any corporation or other legal entity, shares of the capital stock of such corporation or comparable interests in such other legal entity that are entitled to preference or priority over any other shares of the capital stock of such corporation or other equity interests in such other legal entity in respect of payment of dividends or distributions upon liquidation or otherwise.
“Pro Forma Basis” means, for purposes of calculating Consolidated EBITDA, Consolidated Interest Expense, Lease Property Expenses, Lease Property Income and Unencumbered Lease Property Income for any period during which one or more Specified Transactions occurs, that such Specified Transaction (and all other Specified Transactions that have been consummated during the applicable period) shall be deemed to have occurred as of the first day of the applicable period of measurement and all income statement items (whether positive or negative) attributable to the Property or Person disposed of in a Specified Disposition shall be excluded and all income statement items (whether positive or negative) attributable to the Property or Person acquired in a Specified Acquisition permitted hereunder shall be included (provided that such income statement items to be included are reflected in financial statements or other financial data reasonably acceptable to the Required Holders and based upon reasonable assumptions and calculations which are expected to have a continuous impact); provided that the foregoing costs, expenses and adjustments shall be without duplication of any costs, expenses or adjustments that are already included in the calculation of Consolidated EBITDA, Consolidated Interest Expense, Lease Property Expenses, Lease Property Income and Unencumbered Lease Property Income.
“property” or “properties” means, unless otherwise specifically limited, real or personal property of any kind, tangible or intangible, choate or inchoate.
“PTE” is defined in Section 6.2(a).
“Purchaser” or “Purchasers” means each of the purchasers that has executed and delivered this Agreement to the Company and such Purchaser’s successors and assigns (so long as any such assignment complies with Section 13.2), provided, however, that any Purchaser of a Note that ceases to be the registered holder or a beneficial owner (through a nominee) of such Note as the result of a transfer thereof pursuant to Section 13.2 shall cease to be included within the meaning of “Purchaser” of such Note for the purposes of this Agreement upon such transfer.
“Qualified Institutional Buyer” means any Person who is a “qualified institutional buyer” within the meaning of such term as set forth in Rule 144A(a)(1) under the Securities Act.
“QPAM Exemption” is defined in Section 6.2(d).
“Real Property” means the real property owned by any Credit Party, or in which any such Person has a leasehold interest.
“REIT” means a domestic trust or corporation that qualifies as a real estate investment trust under the provisions of Section 856, et seq. of the Internal Revenue Code.
“Related Fund” means, with respect to any holder of any Note, any fund or entity that (i) invests in Securities or bank loans, and (ii) is advised or managed by such holder, the same investment advisor as such holder or by an affiliate of such holder or such investment advisor.
“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person’s Affiliates.
“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the 30 day notice period has been waived.
“Required Holders” means at any time on or after the Closing, the holders of at least 51% in principal amount of the Notes at the time outstanding (exclusive of Notes then owned by the Company or any of its Affiliates).
“Resident Mortgage Liens” means, collectively, the Liens in existence on the Closing Date on Real Property acquired in the Senior Living Acquisition in favor of individual residents that, in the aggregate, do not in any case materially detract from the value of such Real Property, or materially interfere with the ordinary conduct of the business of the Company and its Subsidiaries taken as a whole.
“Responsible Officer” means, with respect to any Person, the chief executive officer, president, treasurer, chief financial officer or chief accounting officer of such Person. Any document delivered hereunder that is signed by a Responsible Officer of a Credit Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Credit Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Credit Party.
“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interest of the Company or any Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such Equity Interest or of any option, warrant or other right to acquire any such Equity Interest.
“SEC” means the Securities and Exchange Commission of the United States, or any successor thereto.
“Securities” or “Security” shall have the meaning specified in section 2(1) of the Securities Act.
“Securities Act” means the Securities Act of 1933, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.
“Senior Financial Officer” means the chief financial officer, principal accounting officer, treasurer or comptroller of the Company.
“Senior Living Acquisition” means the acquisition of the Senior Living Business by the Senior Living NHI Purchaser and the other transactions related to such acquisition in accordance with the Senior Living Acquisition Agreement and the other Senior Living Acquisition Documents.
“Senior Living Acquisition Agreement” means the Purchase Agreement dated as of December 1, 2014 between Senior Living NHI Purchaser and the Senior Living Seller.
“Senior Living Acquisition Documents” means the Senior Living Acquisition Agreement, the Senior Living Master Lease, the Senior Living Master Guaranty Agreement and each other material document, instrument, certificate and agreement (together with all exhibits, schedules and other attachments thereto) executed or delivered in connection with the Senior Living Acquisition Agreement.
“Senior Living Business” means all of the land, buildings, furniture, fixtures and equipment used to operate certain senior living communities to the extent purchased from the Senior Living Seller.
“Senior Living Master Lease” means the Master Lease dated as of December 1, 2014 between the Senior Living NHI Purchaser and Senior Living Seller, as tenant.
“Senior Living Master Lease Guaranty Agreement” means, collectively, the Unconditional and Continuing Lease Guaranty dated as of December 17, 2013 executed by Maxwell Group, Inc. and Live Long Well Care, LLC, and the Limited Lease Guaranty dated December 17, 2014 executed by Donald O. Thompson, Jr.
“Senior Living NHI Purchaser” means NHI-REIT of Seaside, LLC, a Delaware limited liability company.
“Senior Living Seller” means Senior Living Communities, LLC and certain other affiliated entities party to the Senior Living Acquisition Agreement.
“Series” is defined in Section 1.1.
“Series 2015-1” is defined in Section 1.2.
“Series 2015-1 Tranche A Notes” is defined in Section 1.2.
“Series 2015-1 Tranche B Notes” is defined in Section 1.2.
“Solvent” and “Solvency” mean, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is greater than the total amount of liabilities, including, without limitation, contingent liabilities, of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature and (d) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute an unreasonably small capital. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
“Source” is defined in Section 6.2.
“Specified Acquisition” means any acquisition by the Company or any of its Subsidiaries of all or substantially all of the assets or Equity Interests of any other Person or any division, business unit, product line or line of business, in each case that involves the payment of consideration by the Company or any of its Subsidiaries in excess of $50,000,000.
“Specified Disposition” means any disposition of all or substantially all of the assets or Equity Interests of any Subsidiary of the Company or any division, business unit, product line or line of business, in each case that results in the receipt by the Company or any of its Subsidiaries of net cash proceeds in excess of $50,000,000.
“Specified Transactions” means (a) any Specified Disposition and (b) any Specified Acquisition (including the Holiday Acquisition).
“Subsidiary” means, with respect to any Person (the “parent”), any other Person the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, as well as any other Person (a) of which Equity Interests representing more than 50% of the equity or more than 50% of the ordinary voting power, or in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, Controlled or held, or (b) that is, as of such date, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent. Unless otherwise indicated, all references to “Subsidiary” hereunder means a Subsidiary of the Company.
“Subsidiary Guarantors” means, collectively or individually as the context may indicate, each Subsidiary of the Company (including, without limitation, each Subsidiary who may from time to time become a party to the Subsidiary Guaranty Agreement), other than (i) any Excluded Subsidiary and (ii) any non-Wholly Owned Subsidiary that is a Limited Guarantor. The Subsidiary Guarantors existing as of the Closing Date are set forth on Schedule A(2).
“Subsidiary Guaranty Agreement” means the Subsidiary Guaranty Agreement dated as of the Closing Date and made by each Subsidiary Guarantor in favor of the holders of the Notes, as amended, restated, supplemented or otherwise modified from time to time.
“Subsidiary Guaranty Joinder Agreement” means each Subsidiary Guaranty Joinder Agreement, substantially in the form thereof attached to the Subsidiary Guaranty Agreement, executed and delivered by a Subsidiary of the Company to the holders of the Notes pursuant to Section 9.13 or otherwise.
“Substitute Purchaser” is defined in Section 21.
“Super-Majority Holders” means at any time on or after the Closing, the holders of at least 66-2/3% in principal amount of the Notes at the time outstanding (exclusive of Notes then owned by the Company or any of its Affiliates).
“Supplement” is defined in Section 1.1.
“SVO” means the Securities Valuation Office of the NAIC or any successor to such Office.
“Swap Contract” means (a) any and all interest rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a lender under the Credit Agreement or any Affiliate of any such lender).
“Timber Ridge Construction Loan” means that certain construction loan identified as “Loan B” under the Timber Ridge Loan Agreement in the original principal amount of $94,500,000.
“Timber Ridge Loan Agreement” means that certain Construction and Term Loan Agreement by and between LCS-Westminster Partnership II LLP, an Iowa limited liability partnership, as the borrower, and the Company, as the lender, as in effect on June 30, 2015 and any amendments, restatements, supplements or modifications thereto; provided that such loan agreement shall not be amended, restated, supplemented or otherwise modified in any manner materially adverse to the holders of the Notes (including, without limitation, to increase the principal amount of Loan B made thereunder).
“Total Lease Property Net Operating Income” means, with respect to any Lease Property of the Company or any of its Subsidiaries for any applicable period, (a) Lease Property Income for such period minus (b) Lease Property Expenses for such period.
“UCC” means the Uniform Commercial Code as in effect in the State of New York.
“Unencumbered Fixed Asset Value” means, with respect to each Unencumbered Lease Property owned by any Credit Party (other than a Limited Guarantor) as of any date of determination, (a) the Unencumbered Lease Property Net Operating Income for the Four-Quarter Period ending on or immediately prior to such date of determination for such Unencumbered Lease Property divided by (b) the applicable Capitalization Rate for such Unencumbered Lease Property.
“Unencumbered Lease Property” means each Real Property that satisfies all of the following requirements: (a) such Real Property is owned in fee simple solely by the Company or any of its Subsidiaries, (b) such Real Property is leased to another Person solely by the Company or any of its Subsidiaries, as lessor, pursuant to a long‑term lease that is subject to customary market terms and conditions at the time such lease is executed; (c) neither such Real Property, nor any interest of the Company or such Subsidiary therein, is subject to any (i) Lien (except any Lien in favor of (A) the holders of the Notes, (B) a Credit Party (other than a Limited Guarantor)) or (ii) the Resident Mortgage Liens or any negative pledge; (d) regardless of whether such Real Property is owned by the Company or a Subsidiary, the Company has the right directly, or indirectly through a Subsidiary, to take the following actions without the need to obtain the consent of any Person (other than, if applicable with respect to any non‑Wholly Owned Subsidiary, a holder of a Minority Interest in such Subsidiary): (i) to create Liens on such Real Property as security for Indebtedness of the Company or such Subsidiary, as applicable, and (ii) to sell, transfer or otherwise dispose of such Real Property; (e) the Company’s direct or indirect ownership interest in such Subsidiary, is not subject to any Lien or any negative pledge; (f) such Real Property is free of structural defects or major architectural deficiencies, title defects, environmental conditions or other adverse matters which, individually or collectively, materially impair the value of such Property; (g) any lessee of more than a majority of the leasable space in such Real Property is not more than 90 days past due with respect to any fixed rental payment obligations under any lease for such Real Property; and (h) such Real Property has been designated by the Company as an “Unencumbered Lease Property” on Schedule 5.21(b) or on a Compliance Certificate delivered by the Company to the holders of the Notes pursuant to Section 9.2.
“Unencumbered Lease Property Expenses” means, with respect to the Company and its Subsidiaries, the cost (including, but not limited to, payroll, taxes, assessments, insurance, utilities, landscaping and other similar charges) of operating and maintaining any Unencumbered Lease Property of the Company or any of its Subsidiaries that are the responsibility of such Person and not paid directly by the tenant of such property, but excluding depreciation, amortization, interest costs and maintenance capital expenditures to the extent such property is under a triple-net lease.
“Unencumbered Lease Property Income” means, for any period of determination with respect to the Company and its Subsidiaries calculated on a consolidated basis, without duplication, the cash rents (excluding, as an abundance of caution, non-cash straight-line rent) and other cash revenues received by the Company or any of its Subsidiaries in the ordinary course of business attributable to any Unencumbered Lease Property of such Person, but excluding (a) security deposits and prepaid rent except to the extent applied in satisfaction of any tenant’s obligations for rent and (b) rent or other cash revenues received by the Company or any of its Subsidiaries from any tenant that is the subject of a proceeding under any Debtor Relief Law; provided that, for purposes of determining Unencumbered Lease Property Income for any period of determination that includes the fiscal quarter during which any Subsidiary is formed or acquired and for each of the three (3) fiscal quarters thereafter, the determination of the amount of cash rents and other cash revenues attributable to any Unencumbered Lease Property of such Subsidiary shall be deemed to be the amount of:
(i)    for the four fiscal quarter period ending during the fiscal quarter during which such Subsidiary is formed or acquired, contract rents and revenues attributable to any Unencumbered Lease Property of such Subsidiary times four (4);
(ii)    for the four consecutive fiscal quarter period ending the first fiscal quarter following the fiscal quarter during which such Subsidiary is formed or acquired, the amount of cash rents and other cash revenues attributable to any Unencumbered Lease Property of such Subsidiary for such fiscal quarter times four (4);
(iii)    for the four consecutive fiscal quarter period ending the second fiscal quarter following the fiscal quarter during which such Subsidiary is formed or acquired, the amount of cash rents and other cash revenues attributable to any Unencumbered Lease Property of such Subsidiary for the preceding two consecutive fiscal quarters times two (2); and
(iv)    for the four consecutive fiscal quarter period ending the third fiscal quarter following the fiscal quarter during which such Subsidiary is formed or acquired, the amount of cash rents and other revenues attributable to any Unencumbered Lease Property of such Subsidiary for the preceding three consecutive fiscal quarters times four-thirds (4/3).
For purposes of this Agreement, Unencumbered Lease Property Income shall be adjusted on a Pro Forma Basis.
“Unencumbered Lease Property Net Operating Income” means, with respect to any Unencumbered Lease Property of the Company or any of its Subsidiaries for any applicable period, (a) Unencumbered Lease Property Income for such period minus (b) Unencumbered Lease Property Expenses for such period.
“USA PATRIOT Act” means United States Public Law 107-56, Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.
“U.S. Economic Sanctions” is defined in Section 5.27(a).
“Voting Power” means, with respect to any Person, the right to vote for the election of the Governing Body of such Person under ordinary circumstances.
“Wholly Owned” means, with respect to a Subsidiary, that all of the Equity Interests of such Subsidiary are, directly or indirectly, owned or controlled by the Company and/or one or more of its Wholly Owned Subsidiaries.

SCHEDULE A(1)
LIMITED GUARANTORS

	Entity Name	Entity Type	Jurisdiction
1.	NHI-Bickford RE, LLC	LLC	DE
2.	Wabash Bickford Cottage, L.L.C.	LLC	KS
3.	Bickford Master II, L.L.C.	LLC	KS
4.	Bickford of Carmel, LLC	LLC	KS
5.	Wabash Bickford Cottage Opco, LLC	LLC	KS
6.	Bickford of Crown Point, LLC	LLC	KS
7.	Bickford of Greenwood, LLC	LLC	KS
8.	Bickford Master I, L.L.C.	LLC	KS
9.	Bickford of Tinley Park, LLC	LLC	KS
10.	Bickford of Spotsylvania, LLC	LLC	KS
11.	Bickford of Chesterfield, LLC	LLC	KS
12.	Bickford of Lancaster, LLC	LLC	KS

SCHEDULE A(2)

SUBSIDIARY GUARANTORS

	Entity Name	Entity Type	Jurisdiction
1.	NHI/REIT, Inc.	Corporation	MD
2.	Florida Holdings IV, LLC	LLC	DE
3.	NHI/Anderson, LLC	LLC	DE
4.	NHI/Laurens, LLC	LLC	DE
5.	Texas NHI Investors, LLC	LLC	TX
6.	NHI of Paris, LLC	LLC	DE
7.	NHI of San Antonio, LLC	LLC	DE
8.	NHI of East Houston, LLC	LLC	DE
9.	NHI of Northwest Houston, LLC	LLC	DE
10.	NHI REIT of Alabama, L.P.	Limited Partnership	AL
11.	NHI-REIT of Arizona, Limited Partnership	Limited Partnership	AZ
12.	NHI-REIT of California, LP	Limited Partnership	CA
13.	NHI/REIT of Florida, L.P.	Limited Partnership	FL
14.	NHI-REIT of Florida, LLC	LLC	DE
15.	NHI-REIT of Georgia, L.P.	Limited Partnership	GA
16.	NHI-REIT of Idaho, L.P.	Limited Partnership	ID
17.	NHI-REIT of Minnesota, LLC	LLC	DE
18.	NHI-REIT of Missouri, LP	Limited Partnership	MO
19.	NHI-REIT of Northeast, LLC	LLC	DE
20.	NHI-REIT of New Jersey, L.P.	Limited Partnership	NJ
21.	NHI-REIT of Pennsylvania, L.P.	Limited Partnership	PA
22.	NHI-REIT of South Carolina, L.P.	Limited Partnership	SC
23.	NHI-REIT of Tennessee, LLC	LLC	TN
24.	NHI-REIT of Texas, L.P.	Limited Partnership	TX
25.	NHI-REIT of Virginia, L.P.	Limited Partnership	VA
26.	NHI Selah Properties, LLC	LLC	DE
27.	NHI of Ennis, LLC	LLC	DE
28.	NHI of Greenville, LLC	LLC	DE
29.	NHI of North Houston, LLC	LLC	DE
30.	NHI of West Houston, LLC	LLC	DE
31.	NHI-REIT of Washington, LLC	LLC	DE
32.	International Health Investors, Inc.	Corporation	MD
33.	NHI of Kyle, LLC	LLC	DE
34.	NHI-SS TRS, LLC	LLC	DE
35.	NHI PropCo, LLC	LLC	DE
36.	NHI-REIT of Oregon, LLC	LLC	DE
37.	NHI-REIT of Wisconsin, LLC	LLC	DE
38.	NHI-REIT of Ohio, LLC	LLC	DE
39.	NHI-REIT of Maryland, LLC	LLC	DE
40.	NHI-REIT of Next House, LLC	LLC	DE
41.	Myrtle Beach Retirement Residence LLC	LLC	OR
42.	Voorhees Retirement Residence LLC	LLC	OR
43.	NHI-REIT of Seaside, LLC	LLC	DE
44.	NHI-REIT of Axel, LLC	LLC	DE
45.	NHI-REIT of Michigan, LLC	LLC	DE

SCHEDULE 1
[FORM OF SERIES [_____] NOTE]
NATIONAL HEALTH INVESTORS, INC.
[___%] SERIES [____] SENIOR NOTE DUE [__________, _____]
No. R__-[__]    [Date]
$[_______]    PPN[______________]

FOR VALUE RECEIVED, the undersigned, NATIONAL HEALTH INVESTORS, INC. (herein called the “Company”), a corporation organized and existing under the laws of the State of Maryland, hereby promises to pay to [____________], or registered assigns, the principal sum of [_____________________] DOLLARS (or so much thereof as shall not have been prepaid) on [____________, _____] (the “Maturity Date”), with interest (computed on the basis of a 360-day year of twelve 30‑day months) (a) on the unpaid balance hereof at the rate of [___%] per annum from the date hereof, payable [quarterly], on the [___] day of [________], [________], [________] and [________] in each year, commencing with the [________], [________], [________] or [________] next succeeding the date hereof, and on the Maturity Date, until the principal hereof shall have become due and payable, and (b) to the extent permitted by law, (x) on any overdue payment of interest and (y) during the continuance of an Event of Default, on such unpaid balance and on any overdue payment of any Make-Whole Amount, at a rate per annum from time to time equal to the greater of (i) [___%] or (ii) [___%] over the rate of interest publicly announced by [JPMorgan Chase Bank, N.A.] from time to time in New York, New York as its “base” or “prime” rate, payable [quarterly] as aforesaid (or, at the option of the registered holder hereof, on demand).
Payments of principal of, interest on and any Make-Whole Amount with respect to this Note are to be made in lawful money of the United States of America at JPMorgan Chase Bank, N.A. or at such other place as the Company shall have designated by written notice to the holder of this Note as provided in the Note Purchase Agreement referred to below.
This Note is one of a series of Senior Notes (herein called the “Notes”) issued pursuant to the Note Purchase Agreement, dated as of November 3, 2015 (as from time to time amended and supplemented, the “Note Purchase Agreement”), between the Company and the respective Purchasers named therein and is entitled to the benefits thereof. Each holder of this Note will be deemed, by its acceptance hereof, to have (i) agreed to the confidentiality provisions set forth in Section 20 of the Note Purchase Agreement and (ii) made the representation set forth in Section 6.2 of the Note Purchase Agreement and, so long as no Default or Event of Default then exists, the representation in the last sentence of Section 6.1. Unless otherwise indicated, capitalized terms used in this Note shall have the respective meanings ascribed to such terms in the Note Purchase Agreement.
This Note is a registered Note and, as provided in the Note Purchase Agreement, upon surrender of this Note for registration of transfer accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Company may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company will not be affected by any notice to the contrary.
[The Company will make required prepayments of principal on the dates and in the amounts specified in the Note Purchase Agreement.] [This Note is [also] subject to [optional] prepayment, in whole or from time to time in part, at the times and on the terms specified in the Note Purchase Agreement, but not otherwise.]
If an Event of Default occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price (including any applicable Make-Whole Amount) and with the effect provided in the Note Purchase Agreement.
This Note shall be construed and enforced in accordance with, and the rights of the Company and the holder of this Note shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.

NATIONAL HEALTH INVESTORS, INC.

By:
Name:
Title:

SCHEDULE 1(a)
[FORM OF SERIES 2015-1 TRANCHE A SENIOR NOTE]
NATIONAL HEALTH INVESTORS, INC.
3.99% SERIES 2015-1 TRANCHE A SENIOR NOTE DUE NOVEMBER 3, 2023
No. 2015-1-RA-[__]    [Date]
$[_______]    PPN 63633D A#1

FOR VALUE RECEIVED, the undersigned, NATIONAL HEALTH INVESTORS, INC. (herein called the “Company”), a corporation organized and existing under the laws of the State of Maryland, hereby promises to pay to [____________], or registered assigns, the principal sum of [_____________________] DOLLARS (or so much thereof as shall not have been prepaid) on November 3, 2023 (the “Maturity Date”), with interest (computed on the basis of a 360-day year of twelve 30‑day months) (a) on the unpaid balance hereof at the rate of 3.99% per annum from the date hereof, payable quarterly, on the 3rd day of February, May, August and November in each year, commencing with the February, May, August or November next succeeding the date hereof, and on the Maturity Date, until the principal hereof shall have become due and payable, and (b) to the extent permitted by law, (x) on any overdue payment of interest and (y) during the continuance of an Event of Default, on such unpaid balance and on any overdue payment of any Make-Whole Amount, at a rate per annum from time to time equal to the greater of (i) 5.99% or (ii) 2.00% over the rate of interest publicly announced by JPMorgan Chase Bank, N.A. from time to time in New York, New York as its “base” or “prime” rate, payable quarterly as aforesaid (or, at the option of the registered holder hereof, on demand).
Payments of principal of, interest on and any Make-Whole Amount with respect to this Note are to be made in lawful money of the United States of America at JPMorgan Chase Bank, N.A. or at such other place as the Company shall have designated by written notice to the holder of this Note as provided in the Note Purchase Agreement referred to below.
This Note is one of a series of Senior Notes (herein called the “Notes”) issued pursuant to the Note Purchase Agreement, dated as of November 3, 2015 (as from time to time amended, the “Note Purchase Agreement”), between the Company and the respective Purchasers named therein and is entitled to the benefits thereof. Each holder of this Note will be deemed, by its acceptance hereof, to have (i) agreed to the confidentiality provisions set forth in Section 20 of the Note Purchase Agreement and (ii) made the representation set forth in Section 6.2 of the Note Purchase Agreement and, so long as no Default or Event of Default then exists, the representation in the last sentence of Section 6.1. Unless otherwise indicated, capitalized terms used in this Note shall have the respective meanings ascribed to such terms in the Note Purchase Agreement.
This Note is a registered Note and, as provided in the Note Purchase Agreement, upon surrender of this Note for registration of transfer accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Company may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company will not be affected by any notice to the contrary.
This Note is subject to optional prepayment, in whole or from time to time in part, at the times and on the terms specified in the Note Purchase Agreement, but not otherwise.
If an Event of Default occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price (including any applicable Make-Whole Amount) and with the effect provided in the Note Purchase Agreement.
This Note shall be construed and enforced in accordance with, and the rights of the Company and the holder of this Note shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.

NATIONAL HEALTH INVESTORS, INC.

By:
Name:
Title:

SCHEDULE 1(b)
[FORM OF SERIES 2015-1 TRANCHE B SENIOR NOTE]
NATIONAL HEALTH INVESTORS, INC.
4.33% SERIES 2015-1 TRANCHE B SENIOR NOTE DUE NOVEMBER 3, 2025
No. 2015-1-RB-[__]    [Date]
$[_______]    PPN 63633D B*4

FOR VALUE RECEIVED, the undersigned, NATIONAL HEALTH INVESTORS, INC. (herein called the “Company”), a corporation organized and existing under the laws of the State of Maryland, hereby promises to pay to [____________], or registered assigns, the principal sum of [_____________________] DOLLARS (or so much thereof as shall not have been prepaid) on November 3, 2025 (the “Maturity Date”), with interest (computed on the basis of a 360-day year of twelve 30‑day months) (a) on the unpaid balance hereof at the rate of 4.33% per annum from the date hereof, payable quarterly, on the 3rd day of February, May, August and November in each year, commencing with the February, May, August or November next succeeding the date hereof, and on the Maturity Date, until the principal hereof shall have become due and payable, and (b) to the extent permitted by law, (x) on any overdue payment of interest and (y) during the continuance of an Event of Default, on such unpaid balance and on any overdue payment of any Make-Whole Amount, at a rate per annum from time to time equal to the greater of (i) 6.33% or (ii) 2.00% over the rate of interest publicly announced by JPMorgan Chase Bank, N.A. from time to time in New York, New York as its “base” or “prime” rate, payable quarterly as aforesaid (or, at the option of the registered holder hereof, on demand).
Payments of principal of, interest on and any Make-Whole Amount with respect to this Note are to be made in lawful money of the United States of America at JPMorgan Chase Bank, N.A. or at such other place as the Company shall have designated by written notice to the holder of this Note as provided in the Note Purchase Agreement referred to below.
This Note is one of a series of Senior Notes (herein called the “Notes”) issued pursuant to the Note Purchase Agreement, dated as of November 3, 2015 (as from time to time amended, the “Note Purchase Agreement”), between the Company and the respective Purchasers named therein and is entitled to the benefits thereof. Each holder of this Note will be deemed, by its acceptance hereof, to have (i) agreed to the confidentiality provisions set forth in Section 20 of the Note Purchase Agreement and (ii) made the representation set forth in Section 6.2 of the Note Purchase Agreement and, so long as no Default or Event of Default then exists, the representation in the last sentence of Section 6.1. Unless otherwise indicated, capitalized terms used in this Note shall have the respective meanings ascribed to such terms in the Note Purchase Agreement.
This Note is a registered Note and, as provided in the Note Purchase Agreement, upon surrender of this Note for registration of transfer accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Company may treat the person in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company will not be affected by any notice to the contrary.
This Note is subject to optional prepayment, in whole or from time to time in part, at the times and on the terms specified in the Note Purchase Agreement, but not otherwise.
If an Event of Default occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price (including any applicable Make-Whole Amount) and with the effect provided in the Note Purchase Agreement.
This Note shall be construed and enforced in accordance with, and the rights of the Company and the holder of this Note shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State.

NATIONAL HEALTH INVESTORS, INC.

By:
Name:
Title: